Exhibit 10.10

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into as of April 26 2013 (“Effective Date”), by and between Rose U LLC, a California limited liability company (“Licensor”), and Dermira, Inc., a Delaware corporation (“Dermira”) (collectively, the “Parties” and individually, a “Party”).

RECITALS

A.                                    Licensor is the owner of the Patent Rights and Technology (as defined below), and has also licensed the Stiefel Data (as defined below) and obtained certain other rights from Stiefel Laboratories, Inc. (“Stiefel”) pursuant to a License and Post-Termination Agreement dated April 26 2013 (the “Stiefel Agreement”), a copy of which is attached as Appendix B;

B.                                    Licensor desires to license the Patent Rights and Technology and sublicense the Stiefel Data, to Dermira, and Dermira desires to obtain such license and sublicense, all upon the terms and conditions and as further set forth in this Agreement.

C.                                    Concurrently with the execution of this Agreement, Dermira and Stiefel are entering into a letter agreement (the “Stiefel Side Letter”), a copy of which is attached as Appendix C, pursuant to which, among other things, Dermira agrees to pay license fees arising from the use of the Stiefel Data directly to Stiefel and indemnify Stiefel.

NOW, THEREFORE, Licensor and Dermira agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                   “Affiliate” means, with respect to a person, any corporation, partnership, business joint venture or other entity that directly or indirectly controls, is controlled by or is under common control of such person.  For purposes of this section, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

Section 1.2                                   “Combination Product” means a product that is a combination of a Licensed Product with one or more other products that contain an active pharmaceutical ingredient that is not a Licensed Product (such other products, “NLPs”).

Section 1.3                                   “Commercially Reasonable Efforts” means efforts that, taken together, would constitute a reasonable level of effort by [*] to develop and commercialize in a [*] manner, one of such company’s [*] giving full consideration to all [*].

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Section 1.4                                   “ [*] Payment” has the meaning given to it in the Stiefel Agreement.

Section 1.5                                   “FDA” means the United States Food and Drug Administration.

Section 1.6                                   “Field” means the use of topical products containing [*] or other compounds identified in the patents listed in Appendix A, for any indications, including without limitation, for the treatment and prevention of hyperhidrosis, [*], or excessive sweating, provided that the indications included in the “Field” as it applies to the use of Stiefel Data shall be limited to the treatment and prevention of hyperhidrosis [*], or excessive sweating.  For clarity, the Field, in all cases, includes such products sold [*].

Section 1.7                                   “Generic Product” means, with respect to a Licensed Product, a product that (1) (a) contains as an active ingredient, active moiety, or molecular entity which is the same active ingredient, active moiety, or molecular entity as such Licensed Product; (b) is approved by the Regulatory Authority in such country for use in such country for the same human indication within the Field as such Licensed Product; and (c) is substitutable or interchangeable for such Licensed Product by healthcare practitioners or pharmacists in the applicable country; or (2) obtains marketing approval pursuant to an abbreviated regulatory approval process relying in whole or in part on marketing approvals for the Licensed Product or data submitted to a Regulatory Authority by or on behalf of Dermira or a Dermira Affiliate or a Sublicensee for a Licensed Product; or (3) otherwise references the Licensed Product to obtain such marketing approval based on a demonstration of bioequivalence or biosimilarity to a Licensed Product.

Section 1.8                                   “Improvement” means, with respect to Dermira or Licensor, as applicable, any and all new or useful know-how, discoveries, inventions, contributions, findings, improvements, and enhancements to a Licensed Product for use in the Field, including, without limitation, any enhancements of its use, dosage, form, presentation (including packaging, applicators and the like) and/or formulation, whether or not patented or patentable, conceived, reduced to practice or otherwise developed by or for such Party, either solely or jointly, as the case may be.  “Improvement” also means the change in regulatory classification or status of a Licensed Product (e.g. from prescription pharmaceutical to over-the-counter pharmaceutical).

Section 1.9                                   “Know-How Royalty Term” means the period calculated on a [*] basis commencing on the first commercial sale of the first Licensed Product in the [*] and ending ten (10) years thereafter; provided that in no event shall the Know-How Royalty Term for any [*] extend beyond the date that is fifteen (15) years following the commencement of the first Know-How Royalty Term.

Section 1.10                            “Licensed Product” means any product, process or service in the Field which incorporates in whole or in part, or the use or sale of which absent this license would otherwise infringe, the Patent Rights and Technology or the Stiefel Data.

Section 1.11                            “Liquidity Event” means (i) an initial public offering of Dermira’s common stock on any nationally recognized stock exchange (including without limitation NASDAQ, NYSE, TSE, London Stock Exchange, or equivalents in other countries) at a price

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per share representing an enterprise value for Dermira equal to at least [*] times the aggregate amount of invested capital (including all equity and unrepaid debt investments) received by Dermira prior to such offering; or (ii) a merger, acquisition, or the sale of all or substantially all of Dermira’s assets or of the assets of a division or product line that includes the Licensed Product.

Section 1.12                            “Net Sales” means the gross amount invoiced or otherwise received by Dermira or a Dermira Affiliate or a Sublicensee from sales of Licensed Product, whether or not assembled (and, except as provided below with respect to Combination Products, without excluding any components or subassemblies thereof), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product by Dermira or an Affiliate of Dermira or a Sublicensee: (a) any import, export, sale, use, or excise taxes (including value added taxes to the extent that such value added tax is incurred and not reimbursed, refunded, or credited under a tax authority); (b) costs of transportation, packing, and insurance from the place of manufacture to the customer’s premises or point of sale; (c) credits for returns, allowances, or trades, or allowances for uncollectable accounts; or (d) discounts for prompt payment or volume purchases, or other discounts or rebates paid or credited to promote the inclusion of Licensed Product in applicable formulary programs.  Sales among Dermira, Affiliates of Dermira and Sublicensees shall be excluded from the computation of Net Sales.

In the event a Licensed Product is sold in a country as part of a Combination Product, then for purposes of determining payments due to Licensor under this Agreement, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A over A+B, in which:

“A” is the Gross Selling Price of the Licensed Product when such Licensed Product is sold in the relevant country in substantial quantities where the Licensed Product is the sole active pharmaceutical ingredient, and

“B” is the Gross Selling Price of the NLPs contained in the Combination Product sold separately in the relevant country in substantial quantities.

All Gross Selling Prices of the Licensed Product and NLPs shall be calculated as the average Gross Selling Prices of such products in the relevant country during the applicable accounting period for which the Net Sales are being calculated.  In the event that no separate sale of either the Licensed Product as the sole active pharmaceutical ingredient or the NLPs are made in the relevant country during the accounting period in which the sale was made, or if the Gross Selling Price for a Licensed Product or NLP cannot be determined for an accounting period, Net Sales allocable to the Licensed Product and NLPs shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account the relative contribution of each active pharmaceutical ingredient in the Combination Product, and relative value to the end user of each active pharmaceutical ingredient.  For purposes of this definition, “Gross Selling Price” means the gross price at which a product containing the active pharmaceutical ingredient in question is sold to a third party, before discounts, deductions, credits, taxes or allowances.

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Section 1.13                            “Patent Rights and Technology” means: (a) Licensor’s rights under all patents, and patent applications listed on Appendix A, as well as all foreign counterpart patents and patent applications (including future foreign counterparts to the patents and patent applications listed in Appendix A or described in “(b)” and “(c)” below); (b) all reissues, reexaminations, renewals, extensions, divisionals, continuations, and continuations-in-part of the patents and patent applications listed in Appendix A and/or described in “(c)” below, and any patents which issue on the foregoing; (c) unless Dermira elects otherwise with respect to a given patent or patent application, all patent applications that are owned by Licensor or an Affiliate of Licensor during the Term, or to which Licensor or an Affiliate of Licensor otherwise acquires rights during the Term, which are Improvements or enhancements of the patents or patent applications listed in Appendix A and/or described in (b) above; and (d) any know-how or other enabling information relating to the use of [*] (or other compounds identified in the patents listed in Appendix A) in the Field that is or comes into the possession and control of Licensor or its Affiliates (other than the Stiefel Data) during the Term.

Section 1.14                            “Program Inventory and Supplies” has the meaning given to it in the Stiefel Agreement.

Section 1.15                            “Quarter” means each period of three (3) consecutive months during the Term ending on a Quarter Date provided that the period from the: (a) Effective Date until the first Quarter Date is deemed to be a Quarter; and (b) last Quarter Date prior to termination, through the termination date, of this Agreement is deemed to be a Quarter.

Section 1.16                            “Quarter Date” means one of March 31, June 30, September 30, or December 31.

Section 1.17                            “Region” means each of [*].

Section 1.18                            “Regulatory Authority” means the FDA and/or its equivalent in other countries of the Territory, or any successor entity thereto.

Section 1.19                            “Regulatory Materials” means the regulatory applications, submissions, notifications, registrations, regulatory approvals or other submissions or correspondence assigned to Licensor under the Stiefel Agreement, or that relate to the use of [*] (or other compounds identified in the patents or patent applications listed in Appendix A) in the Field and are in or during the Term come into the possession and control of Licensor.  For clarity, the Regulatory Materials include [*].

Section 1.21                            “Rose U Patents” means the issued patents identified as the “Rose U Patents” in Appendix A; and “Non-Rose U Patents” means all patent rights included in the Patent Rights and Technology, other than the Rose U Patents.

Section 1.23                            “Stiefel Data”has the meaning given to it in the Stiefel Agreement.

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Section 1.25                            “Sublicense Agreement” means a written agreement under which Dermira or a Dermira Affiliate grants a sublicense of the rights granted under Section 2.1 or 2.2 to a Sublicensee which rights include the right to commercialize Licensed Product.

Section 1.27                            “Sublicensing Revenue” means amounts received by Dermira or an Affiliate of Dermira under a Sublicense Agreement in the form of [*], in each case to the extent attributable to the grant of sublicenses of the Patent Rights and Technology or Stiefel Data.  For clarity, Sublicensing Revenue shall not include (without limitation): (i) payments in return for research services or activities, including costs of materials, equipment or clinical testing; (ii) payments for the manufacturing and supply of Licensed Product, (iii) bona-fide equity or debt investments, or amounts received by Dermira in respect of any sale or assignment of assets; or (iv) reimbursements of patent prosecution costs and patent maintenance expenses.

Section 1.28                            “Term” has the meaning given to it in Article 13.

Section 1.29                            “Territory” means all countries, states and territories worldwide.

Section 1.30                            “Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Patents Rights and Technology, which has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Patents Rights and Technology, which claim (i) was filed in good faith and has not been irretrievably cancelled, withdrawn or abandoned or finally disallowed without the possibility of appeal or refiling of such application, and (ii) has not been pending for more than [*] from the earliest priority date of the pending application reciting such claim.

ARTICLE 2
GRANT OF RIGHTS; TECHNOLOGY TRANSFER

Section 2.1                                   License to Patent Rights and Technology.  Subject to the terms of this Agreement, Licensor hereby grants Dermira and its Affiliates an exclusive (even as to Licensor), worldwide, perpetual license under the Patent Rights and Technology to research, develop, have developed, make, have made, promote, have promoted, import, have imported, distribute, have distributed, use, have used, sell, have sold, offer for sale, have offered for sale, sublicense through multiple tiers and otherwise fully exploit any and all products, processes and services whatsoever, throughout the Territory in the Field.

Section 2.2                                   Sublicense to Stiefel Data.  Subject to the terms of this Agreement, Licensor hereby grants Dermira and its Affiliates a worldwide, exclusive (except as to Stiefel and its Affiliates) license (including the right to grant sublicenses through multiple tiers pursuant

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to the provisions of Section 2.3) to use the Stiefel Data in the Field.  Stiefel and its Affiliates are intended third party beneficiaries of this Agreement.

Section 2.3                                   Sublicenses.  Dermira and its Affiliates shall have the right to grant sublicenses (through multiple tiers) to third parties (each such third party, a “Sublicensee”) of the rights licensed under Sections 2.1 and 2.2.  Sublicenses of the rights granted to Dermira and its Affiliates under Section 2.2 may only be granted to a third party to which Dermira, an Affiliate of Dermira or a Sublicensee grants the right to research, develop or commercialize products in the Field using Stiefel Data.  However, notwithstanding the grant of sublicenses by Dermira and/or its Affiliates hereunder, Dermira shall remain obligated to pay all milestone payments under Section 4.1 that become due as a result of activities by Affiliates of Dermira or Sublicensees, and all royalties due to Licensor with respect to Net Sales of Licensed Products by Affiliates of Dermira and Sublicensees.  Any sublicense agreement, whether by Dermira or an Affiliate of Dermira or a Sublicensee, shall not be inconsistent with the terms of this Agreement nor exceed the scope of the license granted to Dermira under this Agreement and shall include (i) an obligation of the Sublicensee to indemnify Licensor and its Affiliates as provided in Section 11.1 and Stiefel and its Affiliates as provided in the Stiefel Side Letter, subject to conditions and procedures substantially equivalent to those contained in Section 11.2 and the Stiefel Side Letter, (ii) confidentiality obligations of the Sublicensee no less protective of the Stiefel Data than those contained in Article 9, and (iii) an express statement that Stiefel and its Affiliates are intended third party beneficiaries of such sublicense agreement.  Dermira shall promptly thereafter provide Licensor a true and correct copy of each such sublicense, provided that Dermira or the Sublicensee may redact confidential provisions of the sublicense agreement that are not reasonably required for Licensor to confirm compliance with this Agreement (but not the identity of the Sublicensee).  Licensor agrees that the obligations in (i) and (iii) above and the obligation to provide copies of sublicenses shall not apply to sublicense agreements entered into by Dermira or its Affiliates or a Sublicensee with contract research organizations, contract manufacturing organizations and similar third parties performing services for the benefit of Dermira or its Affiliates or a Sublicensee which sublicense does not include any right to commercialize Licensed Product.

Section 2.4                                   Technology Transfer Obligations.

(a)                                 Patent Rights and Technology.  Promptly following the Effective Date, Licensor shall provide Dermira with copies of all documents (whether in written or electronic form) in Licensor’s possession or control which embody any know-how or information included in the Patent Rights and Technology.

(b)                                 Stiefel Data.  Promptly following the Effective Date, Licensor shall (or shall cause Stiefel to) provide Dermira with copies of all documents (whether in written or electronic form) listed on Exhibit A-1 to the Stiefel Agreement or that otherwise come into the possession or control of Licensor and describe or contain any Stiefel Data, and shall cause Stiefel to provide Dermira with such technical assistance and access to and cooperation of Stiefel personnel as Dermira may reasonably request in connection with the delivery to Dermira of factual knowledge and information relating to the Stiefel Data, Regulatory Materials and Program Inventory and Supplies, subject to the terms and condition of Section 3.3 of the Stiefel Agreement.  Dermira shall reimburse Licensor for any out-of-pocket expenses of Stiefel for

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which Licensor becomes liable under Section 3.3 of the Stiefel Agreement to the extent such expenses have been approved in advance by Dermira in writing.

(c)                                  Regulatory Materials.  Licensor hereby assigns to Dermira all of its right, title and interest in and to the Regulatory Materials, and promptly following the Effective Date shall (or shall cause Stiefel to) promptly deliver the Regulatory Materials (whether in written or electronic form) to Dermira and take (and cause under the Stiefel Agreement Stiefel to take) such additional steps and execute such additional documents as Dermira may reasonably request in order to effect such assignment and delivery, including the transfer of any regulatory applications into the name of Dermira.

Section 2.5                                   Program Inventory and Supplies.  Promptly following the Effective Date, to the extent the Program Inventory and Supplies still exists and to the extent it is able to under the terms of the Stiefel Agreement, Licensor shall (or shall cause Stiefel to) assign, transfer and deliver the Program Inventory and Supplies to Dermira, and shall cause Stiefel to take such additional steps and execute such additional documents as Dermira may reasonably request in order to effect such assignment, transfer and delivery.  In addition, Licensor will cause Stiefel to use commercially reasonable efforts subject to the provisions of Section 3.4.2 of the Stiefel Agreement to (i) introduce Dermira to the contract manufacturing organization (“CMO”) that provided the Program Inventory and Supplies to Stiefel, and (ii) facilitate the transition of manufacturing to a  CMO designated by Dermira, provided that Stiefel shall not be obligated to place any orders from a CMO on behalf of Dermira nor to provide any other assistance with respect to a CMO except as specifically set forth in Section 3.4.2 of the Stiefel Agreement.  Upon the request of Dermira, Licensor will cause Stiefel to provide such Stiefel consent as is reasonably necessary to allow Dermira to work with service providers who have provided services to Stiefel in connection with the [*] Program (as defined in the Stiefel Agreement), including consenting to the use by such contractors of any Stiefel Data in the possession or control of such contractors to provide services to Dermira, its Affiliates or any Sublicensees.

Section 2.6                                   Amendment or Termination of Stiefel Agreement.  Licensor acknowledges that the rights and obligations arising under the Stiefel Agreement are fundamental to Dermira’s willingness to agree to the terms and conditions of this Agreement, and therefore Licensor agrees that it shall (i) promptly notify Dermira of any notices or other communications received by Licensor from Stiefel that relate to alleged breaches or violations of the Stiefel Agreement and (ii) shall not agree to any amendment, modification or termination of the Stiefel Agreement without Dermira’s prior written consent.  If the Stiefel Agreement is terminated prior to its expiration, the provisions of Section 8.3 of the Stiefel Agreement and Paragraph 4 of the Stiefel Side Letter shall apply such that the sublicense to the Stiefel Data granted by Licensor to Dermira under this Agreement shall be automatically assigned to and assumed by Stiefel and this Agreement shall be deemed amended to provide for such assignment in part of the rights and obligations of Dermira relating to the Stiefel Data under this Agreement.  Such assignment and assumption of the sublicense to the Stiefel Data shall not affect the other provisions of this Agreement, including without limitation, the license of the Patent Rights and Technology to Dermira and the milestone, royalty and other payment obligations of Dermira to Licensor under Article 4.

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ARTICLE 3
DILIGENCE

Section 3.1                                   Diligence Obligation.  As an inducement to Licensor to enter into this Agreement, Dermira agrees to use Commercially Reasonable Efforts to proceed with the development, manufacture, sale, and lease of Licensed Products in [*], and the development of markets for such Licensed Products in applicable [*] countries.  The foregoing obligations shall include, where consistent with the Commercially Reasonable Efforts standard, an obligation to select commercially capable Sublicensees and to monitor and enforce the terms of sublicense agreements between Dermira and such Sublicensees.

Section 3.2                                   Progress Reports.  In connection with this obligation, Dermira shall provide annual progress reports on September 1 of each year detailing its progress through the year ending June 30 toward commercialization of the Licensed Products.  Such report shall include, at a minimum, a summary of work completed, key scientific discoveries, summary of work in progress, current schedule of anticipated events or milestones, and market plans for introduction of Licensed Product.

Section 3.3                                   Disputes as to Diligence.  If Licensor believes that Dermira is out of compliance with its diligence obligations (including the obligation to use Commercially Reasonable Efforts as specified in Section 3.1), Licensor shall notify Dermira of such belief and Licensor’s grounds for such belief, including a reasonably detailed written statement of the minimum steps that Licensor believes Dermira would have to take during the ensuing [*] to bring itself into compliance with such obligations. If Dermira believes in good faith that it is in compliance with such diligence obligations, or that such steps are more than would be required in order to bring Dermira into such compliance during such ensuing [*], then Dermira may seek to resolve the matter with Licensor, either through good faith negotiations or pursuant to arbitration in accordance with Section 15.2.  In the event that Licensor seeks to resolve such matter through arbitration, the following additional provisions shall apply:  (i) the arbitrator(s) selected pursuant to the procedure described in Section 15.2 shall have, as part of their relevant industry expertise, experience with pharmaceutical development and commercialization, (ii) the purpose of the arbitration shall be initially to determine if Dermira was, as asserted by Licensor, failing to comply with the applicable diligence obligations and if such non-compliance was material, (iii) if the arbitrator determines that Dermira was materially failing to comply with such diligence obligations, then Dermira and Licensor shall each submit to the arbitrator a written proposal that sets forth a commercially reasonable (using the standard established under the definition of “Commercially Reasonable Efforts”) set of tasks, and a reasonable timeline that includes specific dates for completing such tasks (such timeline not to exceed [*]), that Dermira shall undertake in order to satisfy the specific diligence obligations for such period.  The arbitrator(s) shall review the written proposals submitted by Dermira and Licensor, and shall determine which of the written proposals shall be adopted as the plan for complying with the applicable diligence obligations (the “Cure Plan”).  If Dermira then materially fails to perform the tasks set forth in the Cure Plan within the timeline established by such Cure Plan, and fails to cure such noncompliance within [*] after written notice by Licensor, then Licensor shall be entitled, as Licensor’s sole remedy, to terminate the licenses granted in Section 2.1 and 2.2, solely with respect to the specific territories

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and/or applications for which Dermira has failed to exercise the level of diligence required by Section 3.1.

ARTICLE 4
MILESTONE PAYMENT, ROYALTIES AND PAYMENT TERMS

In consideration for the licenses granted pursuant to this Agreement, Dermira shall pay Licensor or Stiefel (as set out below) the onetime milestone payments and shall pay Licensor the royalties identified below.

Section 4.1                                   Milestone Payments.  Dermira shall pay Licensor the following noncreditable, nonrefundable milestone payments in accordance with the milestone events listed below:

Milestone Event	Amount Due to Licensor
Upon [*]	[*]
Upon [*]for a Licensed Product [*]	[*]
Upon Dermira’s [*] of a Licensed Product	[*]
Upon [*] for a Licensed Product [*]	[*]
Upon [*] of a Licensed Product in the [*]	[*]
Upon [*] of a Licensed Product in the [*]	[*]
In the event of [*] for Licensed Product [*]	[*]

[*]

For avoidance of doubt, each milestone payment above will be payable once regardless of whether milestones are achieved with respect to multiple products.

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[*]

In addition, Dermira shall pay Stiefel the [*] Payment as and if it becomes payable under the terms of the Stiefel Side Letter.

Section 4.2                                   Royalty Payments.  Dermira shall pay Licensor the following royalties and other amounts:

(a)                                 Net Sales.

(i)                                     Dermira shall pay Licensor a royalty on Net Sales as follows:

(A)                               [*]% of Net Sales in the Territory until the last to expire Valid Claim of the Rose U Patents (the “Rose U Patent Royalty Term”),

(B)                               Following the Rose U Patent Royalty Term:

a.                                      For Licensed Product which at the time of sale are [*]% of Net Sales in the country of sale;

b.                                      Until the expiration of the applicable Know-How Royalty Term, for Licensed Product which at the time of sale are [*]% of Net Sales in the country of sale;

c.                                       Following the expiration of the applicable Know-How Royalty Term, the licenses granted hereunder for Licensed Product which at the time of sale are [*] shall be considered fully paid up, and Dermira shall have no obligation to pay royalties on any Net Sales on such Licensed Products occurring after such date in such countries; and

d.                                      Following the expiration of the last to occur of (i) the last Know-How Royalty Term, and (ii) the last Valid Claim of the Non-Rose U Patents, the licenses granted hereunder for all Licensed Products shall be considered fully paid up and Dermira shall have no obligation to pay royalties on any Net Sales of any Licensed Products occurring after such date.

(ii)                                  This Section 4.2(a)(ii) applies only after the expiration of the Rose U Patent Royalty Term and only to adjust the royalty rate under Section 4.2(a)(i)(B)a above.  If at any time one or more third parties launches, sells or otherwise distributes a Generic Product in any country and such Generic Product(s) account for [*] percent [*] or more of aggregate prescriptions of Licensed Product and all Generic Products in the given country in any given

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Quarter according to [*] (or any similar third party mutually agreed by the Parties), then the royalty rate under Section 4.2(a)(i)(B)a, from and after the date such Generic Product(s) account for  [*] percent [*] or more of aggregate prescriptions of Licensed Product and all Generic Products in the given country in any given Quarter as determined above, shall be [*]%.

(iii)                               If Dermira is required or otherwise determines it necessary to pay additional royalties or other amounts to third parties in respect of intellectual property rights included in a Licensed Product (other than the [*] Payment), then the royalties for such Licensed Product that are due pursuant to Section 4.2(a)(i)(A) and Section 4.2(a)(i)(B) (as may be revised by the application of Section 4.2(a)(ii)) shall be reduced by [*] percent [*] of the amount of royalties or other amounts paid to such third parties, provided that in no event will the royalties payable to Licensor be reduced to less than [*] percent [*] of the amounts specified in Section 4.2(a)(i)(A) and 4.2(a)(i)(B) (as may be revised by the application of Section 4.2(a)(ii)).

(b)                                 Sublicensing Revenue Payments.  In addition, until the expiration of the last Valid Claim included in the applicable sublicensing agreement, Dermira shall pay Licensor a royalty equal to a percentage of the Sublicensing Revenue received by Dermira from a Sublicensee, determined based on the date that the applicable sublicensing agreement is entered into by Dermira and the Sublicensee in accordance with the following schedule:

Effective Date of Sublicensing Agreement	Applicable Percentage
Within [*] after Effective Date	[*]%
More than [*] after Effective Date	[*]%

In the event the Sublicensing Revenue is nonmonetary (including without limitation a cross-license), it shall be assigned a fair market value in good faith and the specified percentage of that fair market value shall be paid to Licensor.

(c)                                  Crediting of [*] Payment.  Dermira shall be entitled to deduct from amounts payable to Licensor under this Section 4.2 an amount equal to the [*] Payment paid by Dermira to Stiefel under the Stiefel Side Letter as follows: after Dermira has paid the [*] Payment to Stiefel, Dermira shall be entitled to reduce royalties on Net Sales or Sublicensing Revenue otherwise payable under this Section 4.2 by [*] percent [*]%) until the full amount of the [*] Payment has been credited against such portion of royalties on Net Sales or Sublicensing Revenue payable by Dermira under this Section 4.2 after Dermira’s payment of the [*] Payment.

(d)                                 Liquidity Events.  In the event that Dermira undergoes a Liquidity Event during the Rose U Patent Royalty Term, it shall pay Licensor a royalty of $[*].  For avoidance of doubt, the Liquidity Event  payment will be payable once regardless of whether Dermira or its successors undergo multiple Liquidity Events.

(e)                                  Worldwide Scope.  The parties acknowledge that Licensed Products, and components incorporated with or into Licensed Products, are mobile and may be transported from country to country across the world.  Accordingly, for ease of accounting and the

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convenience of the parties in calculating payments due Licensor, the royalties and other amounts due under this Agreement are based on worldwide sales of Licensed Products regardless of whether a particular Licensed Product is covered by a current patent claim in the country of manufacture, sale, use, or importation, and the parties acknowledge that the amounts due Licensor under this Agreement have been reduced to account for this.

Section 4.3                                   Payment Terms.  All payments made pursuant to this Agreement shall be in U.S. dollars.

(a)                                 Milestone Payments.  Milestone payments payable to Licensor pursuant to Section 4.1 that become payable during the Term shall be paid by Dermira to Licensor within [*] of the completion of the milestone event giving rise to such payment as set forth in Section 4.1.  [*] Payment arising under the Stiefel Side Letter shall be paid by Dermira in accordance with the terms of the Stiefel Side Letter.

(b)                                 Royalties.  Any payments pursuant to Section 4.2 that become due and payable during the Term shall be paid by Dermira to Licensor within [*] after the end of the Quarter in which the Net Sales occurred or Sublicensing Revenue is received by Dermira.

(c)                                  Service Fees.  Any payments due to Licensor that are not paid within the time provided in this Agreement shall be subject to a service charge of [*] percent per month, calculated on the number of days such payment is delinquent, or, if lower, the maximum charge permitted under applicable law.  This Section 4.3(c) shall in no way limit any other remedies available to Licensor.

Section 4.4                                   Royalty Reports.  No later than [*] after each Quarter Date commencing after the earlier of (i) first commercial sale of a Licensed Product, and (ii) the first Sublicense Agreement entered into by Dermira or an Affiliate of Dermira, Dermira shall provide Licensor with a written statement that identifies the: (a) Net Sales (including without limitation information broken out by country, product name, entity making sale, and details of amounts deducted from the proceeds invoiced for the purpose of calculating Net Sales) received during the Quarter in question; (b) Sublicensing Revenue received during the Quarter in question; and (c) any royalties due and payable to Licensor pursuant to this Agreement.  Each report shall also identify any Sublicense Agreements entered into with a Sublicensee during the Quarter and a report detailing the compensation received from each such Sublicensee that quarter broken out in the same way as the reports described above.

Section 4.5                                   Right to Audit.

(a)                                 Dermira shall keep and maintain records for a period of [*] showing the manufacture, sale, use, sublicensing, and other disposition of Licensed Products sold or otherwise disposed of under this Agreement in sufficient detail to enable an outside accountant to determine the amounts due under this Agreement.  Dermira will permit an accountant from a nationally-recognized accounting firm designated by Licensor, and who has entered into a confidentiality agreement in a form reasonably requested by Dermira, to review Dermira’s records related to Licensed Products, milestone payments and royalties payable

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pursuant to this Agreement.  The designated accountant will have access to such records during regular business hours and upon at least [*] prior written notice, for the purpose of verifying the accuracy of any royalty paid or payable under this Agreement for the [*] preceding such an audit.  Licensor may not exercise this right more than once in any calendar year.  Licensor will provide Dermira with a copy of any report prepared as a result of the audit.  Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by Dermira to Licensor of more than [*] of the amount due in any Quarter examined, in which case, Dermira shall bear the full cost of the audit.

(b)                                 Except for purposes of enforcing this Agreement, or as otherwise required by law, Licensor agrees to hold confidential all non-public, confidential information learned in the course of any examination of Dermira’s books and records under this Agreement.

Section 4.6                                   Payment Adjustments.  Any adjustment to royalty or milestone payments made by Dermira to Licensor (whether payment or reimbursement, as the case may be) required as a result of an audit conducted pursuant to Section 4.5 shall be made within [*] after the date on which the accountant conducting the audit issues a written report to Licensor and Dermira containing the results of the audit.

Section 4.7                                   Audit Conditions.  Dermira will supply all records to Licensor and its accountant in the English language and such records will be collated, indexed or otherwise mapped and made available for review in a well-lighted, climate-controlled location at Dermira’s facilities.  Dermira agrees that all records relating to this Agreement subject to audit will be maintained and presented by English speaking personnel within Dermira’s organization who have authority and responsibility for such records.

ARTICLE 5
LICENSED PRODUCT DEVELOPMENT AND RIGHTS

Section 5.1                                   Dermira Future Development and Inventions.  Dermira shall be responsible, at its sole cost and expense and in accordance with its obligations under Article 3, for the formulation, preclinical, clinical development and registration work to develop and market Licensed Products (“Development Work”).

Section 5.2                                   Intellectual Property Ownership.  As between Licensor and Dermira, Dermira will have and retain ownership of all right, title and interest to technology and intellectual property developed by Dermira, its Affiliates and their personnel, whether or not relating to the Patent Rights and Technology.  Without limiting the generality of the foregoing, Dermira shall be the owner of any Improvements to the Licensed Product developed by Dermira, its Affiliates or their personnel as part of the Development Work under Section 5.1.

ARTICLE 6
PATENT PROSECUTION

Section 6.1                                   Responsibility for Prosecution of Patent Rights and Technology.  Dermira shall be responsible for (and shall use Commercially Reasonable Efforts toward) the

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prosecution and maintenance of the U.S. and foreign patents and patent applications included in the Patent Rights and Technology, using counsel of its choice, and shall bear all expenses incurred in connection with such prosecution or maintenance.  Dermira shall provide Licensor with copies of relevant documentation so that Licensor may be informed and apprised of the continuing prosecution of such patent applications.  Dermira shall provide Licensor  with an opportunity to review and comment on the text of each patent application and material responses to office actions before filing, and shall take Licensor’s comments and suggestions into consideration when framing responses and submissions to patent offices.  At Dermira’s sole expense, Licensor agrees to reasonably cooperate with Dermira in preparing, filing, prosecuting and maintaining any such patent applications and patents (including without limitation by using reasonable efforts to make the applicable inventor(s) available to Dermira as a liaison and resource during patent prosecution), and Licensor agrees to execute any documents as shall be necessary for such purpose.

Section 6.2                                   Abandoned Patents.  Notwithstanding Section 6.1, if Dermira elects to abandon prosecution of a patent or patent application included in the Patent Rights and Technology, then Dermira shall notify Licensor in writing and if Licensor so elects by written notice to Dermira within [*] thereafter, then (a) such patent or patent application shall no longer be part of the Patent Rights and Technology and (b) Licensor shall be entitled (at its own expense) to assume and continue the prosecution and maintenance of such abandoned patent or patent application.

ARTICLE 7
INFRINGEMENT

Section 7.1                                   Notification of Infringement.  Each Party agrees to provide written notice to the other Party promptly after becoming aware of any suspected infringement or alleged infringement of the Patent Rights and Technology.  Such notifying Party shall provide the other Party with any available evidence of such suspected infringement or alleged infringement.

Section 7.2                                   Right to Pursue Infringers.

(a)                                 In the event of suspected infringement of the Patent Rights and Technology by a third party, Dermira shall have the first right to enforce the Patent Rights and Technology, and shall be entitled to (in consultation with counsel of its choice) control all aspects of any enforcement action, including without limitation the degree, timing, object, and methods of enforcement (such methods including but not limited to licensing, litigating for damages and injunctive relief, and settling disputes).  If requested by Dermira (and at Dermira’s expense) Licensor (i) shall join in (or if necessary, initiate) a suit against alleged infringers of the Patent Rights and Technology, and (ii) provide (at Dermira’s expense) all assistance, information and authority reasonably requested by Dermira in connection with any enforcement action initiated or requested by Dermira.  In the event of an enforcement action initiated or requested by Dermira pursuant to this Section 7.2(a), Dermira shall be entitled to retain any amounts awarded or received by way of judgment or settlement, except that any amounts received by Dermira in excess of Dermira’s costs and expenses associated with such enforcement action shall be treated

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as Sublicensing Revenue and shall be subject to the payment obligations contained in Section 4.2(b).

(b)                                 Notwithstanding Section 7.2(a), if Licensor has provided Dermira with written notice of suspected infringement or alleged infringement of the Patent Rights and Technology, and Dermira does not within [*] after such notice (the “Dermira First Right Period”) elect to initiate settlement discussions or an enforcement action with respect to such infringement, then Licensor shall have the right, exercisable at any time within [*] after the expiration of the Dermira First Right Period to notify Dermira in writing that it wishes to initiate an enforcement action against the alleged infringers, in which case:

(i)                                     If Dermira so elects within [*] after receiving such notice from Licensor, then (A) Dermira and Licensor shall be entitled to jointly control all aspects of such enforcement action (it being understood that unless Dermira in its sole discretion agrees in writing, the Parties shall not be entitled to enter into any settlement that provides the alleged infringer with any rights or license to the Patent Rights and Technology), (B) the expenses of such enforcement shall be shared equally by Dermira and Licensor, and each Party shall provide any assistance, information and authority reasonably requested by the other in connection with such enforcement action, and (C) all recoveries awarded or received by way of judgment or settlement will first be allocated to each Party [*] to reimburse all attorney’s costs, fees, and other related expenses incurred by such Party, with any remaining amount shared [*] between the Parties.

(ii)                                  If Dermira declines to participate in such enforcement action or fails to respond within [*] after receiving such notice, then (A) Licensor shall be entitled to control all aspects of such enforcement action, provided that unless Dermira in its sole discretion agrees in writing, Licensor shall not be entitled to enter into any settlement that provides the alleged infringer with any rights or license to the Patent Rights and Technology, and  (B) such enforcement action shall be at Licensor’s sole cost and expense, provided that Dermira shall (at Licensor’s expense) provide any assistance, information and authority reasonably requested by Licensor in connection with such enforcement action, and (C) Licensor shall be entitled to retain [*] awarded or received by way of judgment or settlement.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

Section 8.1                                   Licensor Representations and Warranties.  Licensor represents and warrants to Dermira that: (a) Licensor has full power to make the assignments and transfers and grant the rights, licenses and privileges granted in this Agreement; (b) Licensor has not licensed, pledged, granted a security interest in, encumbered or assigned any of the Patent Rights and Technology, Stiefel Data, Regulatory Materials, or Program Inventory and Supplies to any third party, other than Stiefel’s retention of certain rights to Stiefel Data under the Stiefel Agreement, and the license of certain Patent Rights and Technology pursuant to a prior license described in Recital A of the Stiefel Agreement which was terminated by Stiefel (with no remaining rights to Patent Rights (as defined therein) held by the former licensee) pursuant to a termination notice

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issued by Stiefel on [*]; (c) the Stiefel Agreement has been executed and delivered by Licensor and Stiefel and remains in full force and effect; (d) there no patents or patent applications in the name of [*] in existence as of the Effective Date related to the Field which have not been assigned to Licensor, and (e) Licensor will ensure that any inventions or discoveries made by [*] during the Term which would be included in Patent Rights and Technology if assigned to Licensor are assigned by [*] to Licensor.

Section 8.2                                   Dermira Representations and Warranties.  Dermira represents and warrants that: (a) it has full power and authority to enter into this Agreement; and (b) in exercising its rights under this Agreement, it shall fully comply with the requirements of any and all applicable laws, regulations, rules, and orders of any governmental body having jurisdiction over the exercise of the rights hereunder.

Section 8.3                                   Disclaimer; Negation of Warranties by Licensor.

EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 8, LICENSOR MAKES NO WARRANTIES OR REPRESENTATION (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND REPRESENTATIONS OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

Nothing contained in this Agreement shall be construed as:

(a)                                 a warranty or representation by Licensor as to the validity, enforceability, or scope of any of the Patent Rights and Technology;

(b)                                 a warranty or representation by Licensor that the manufacture, sale, offer for sale, lease, import, use, or other exploitation of the Licensed Products will be free from infringement of intellectual property rights of third parties;

(c)                                  conferring any rights to use in advertising, publicity, or other marketing activities any name, trademark, or other designation of either party, except as otherwise expressly set forth herein;

(d)                                 granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Licensor or other persons other than the Patent Rights and Technology and the Stiefel Data; or

(e)                                  an obligation to furnish any technical information or know-how except as expressly provided.

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ARTICLE 9
CONFIDENTIALITY

Section 9.1                                   Treatment of Confidential Information.  Each Party agrees that all inventions, processes, materials, chemicals, know-how and ideas, and all other business, technical and financial information, it obtains from the other Party (which includes disclosures by Stiefel in the case of disclosures by Licensor) is the confidential property of the disclosing Party (“Confidential Information” of the disclosing Party). Except as expressly allowed in this Agreement, the receiving Party will hold in confidence and not use or disclose any Confidential Information of the disclosing Party; provided, however, that Dermira, its Affiliates and Sublicensees may disclose information relating to the Patent Rights and Technology and the Stiefel Data (a) to actual or potential Sublicensees, investors or acquirers provided that each such actual or potential Sublicensee, investor or acquirer agrees in writing to abide by confidentiality and non-use restrictions similar to those contained in this paragraph, (b) to consultants, contractors, suppliers and Affiliates, provided that each such consultant, contractor, supplier and Affiliate agrees in writing to abide by confidentiality and non-use restrictions similar to those contained in this paragraph, and (c) to legal, financial, and tax advisors of Dermira or its Affiliates or of a Sublicensee, provided that such advisors are subject to confidentiality obligations with respect to any Confidential Information.  No provision of this paragraph shall be interpreted to prevent Dermira, its Affiliates or a Sublicensee from making disclosures of Confidential Information to Regulatory Authorities as necessary: (i) for the research and development of Licensed Products; or (ii) to seek or obtain patents.  Furthermore, Licensor agrees (without limitation on Licensor’s obligations under Article 2) that during the Term, Licensor shall treat the Patent Rights and Technology as Confidential Information of Dermira.  Dermira acknowledges that, pursuant to Section 9.1 of the Stiefel Agreement, if Stiefel reasonably believes that a potential sublicensee of Dermira of rights to commercialize Licensed Product may be using any of the Stiefel Data in breach of any confidentiality or non-use obligation to Dermira or sublicense or other authorization provided by Dermira, Stiefel may request in writing of Licensor whether Dermira disclosed the Stiefel Data to such third party or an Affiliate or representative thereof, and Dermira shall provide Licensor with the information for Licensor to answer Stiefel’s request, provided that answering such request does not constitute a breach of any legal obligation of Dermira to such third party, including representing to Licensor whether Dermira made such a disclosure.  Dermira will ensure that any non-disclosure or other agreement with such a third party under which Stiefel Data is disclosed, does not prevent Dermira from making such a disclosure in response to a court order.

Section 9.2                                   Release from Restrictions.  The provisions of Section 9.1 shall not apply to any Confidential Information disclosed hereunder which:

(a)                                 was known or used by the receiving Party prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party; or

(b)                                 either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of such information, and such source was not under a duty of confidentiality with respect to such information; or

(c)                                  either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public, through no fault or omission on the part of the receiving Party or an affiliated party; or

(d)                                 is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e)                                  is required to be disclosed by the receiving Party to comply with applicable laws, court order, or governmental regulations, provided that the receiving Party (i) provides (A) prior written notice of such disclosure requirement to the other Party and (B) an adequate opportunity to seek appropriate legal relief to prevent such disclosure or limit use and further disclosure of the Confidential Information and (ii) takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, and provided, further, that the receiving Party shall furnish only such portion of the Confidential Information that is legally required to be disclosed and shall promptly inform the disclosing Party in writing of which portion of the Confidential Information was so disclosed.

Notwithstanding the foregoing or anything set forth herein or otherwise, and for the avoidance of doubt, [*]  shall be considered to be Confidential Information.

ARTICLE 10
MARKING

Prior to their expiration, Dermira, its Affiliates, and its Sublicensees shall mark, or shall cause to be marked, each Licensed Product with a notice that the Licensed Product is “Licensed under one or more of U.S. Patents Nos. [*]” and/or all such additional patents covered by this Agreement as they issue and shall otherwise so mark Licensed Products in accordance with applicable patent laws and practices of the country in which the Licensed Product is sold.  To the extent permitted and effective pursuant to applicable law, however, and if marking the Licensed Product is not practicable, then the Licensed Product will be considered marked if the above notice is included in a manual or literature accompanying the Licensed Product.

ARTICLE 11
INDEMNIFICATION

Section 11.1                            By Dermira.  Dermira shall indemnify, defend, and hold Licensor, its members, employees, directors, officers, successors and assigns and [*] (individually and collectively “Licensor Indemnitees”) harmless from and against any and all third party claims, actions, suits, proceedings, demands, costs, expenses (including

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reasonable attorneys’ fees), liabilities and/or losses (collectively, “Losses”) arising out of or in connection with third party claims based on the exercise or practice by Dermira, its Affiliates and/or its Sublicensees of the rights and licenses granted under this Agreement by Licensor, including without limitation (i) the development, manufacture, use, sale or other disposition of Licensed Products by Dermira, or its Affiliates and Sublicensees and (ii) the use by any person of Licensed Products made, used, sold or otherwise distributed by Dermira, or its Affiliates and Sublicensees; provided, however, that the foregoing indemnification obligations shall not apply to any claim arising out of the gross negligence or willful misconduct of a Licensor Indemnitee or any breach of Licensor’s representations and warranties under Article 8.  Notwithstanding the foregoing, Dermira’s indemnification and defense obligations under this Section 11.1 shall not apply to the extent that the act of such indemnification itself would constitute a violation of California Civil Code Section 2773.

Section 11.2                            Indemnification and Defense Procedure.  A Licensor Indemnitee (each, an “Indemnified Person”) shall reasonably promptly notify Dermira (the “Indemnifying Party”) in writing, of any claim for which indemnification may be sought under Section 11.1; provided, however, that any delay in notification shall not nullify any indemnification obligation except to the extent of actual and substantial prejudice.  The Indemnifying Party shall control the investigation, trial, defense and settlement of such lawsuit or action (including all negotiations to effect a settlement) and any appeal arising therefrom.  The Indemnified Person may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any resulting appeal.  At the Indemnifying Party’s expense, the Indemnified Person shall reasonably cooperate in good faith with the Indemnifying Party at all times during the pendency of the claim or lawsuit including, without limitation, promptly providing the Indemnifying Party with all available information and documents concerning the claim that are in the Indemnified Person’s possession.  Notwithstanding the foregoing, an Indemnified Person’s consent, which shall not be unreasonably withheld, shall be obtained in the event any compromise or settlement under this Article 11 that includes a finding or admission of any violation of any law by such Indemnified Person, or requires the payment of any money by the Indemnified Person.

Section 11.3                            Indemnification and Personal Liability Disclaimer.  Licensor shall have no obligation of defense, contribution, or indemnity with respect to any actual or alleged intellectual property infringement, product liability, personal injury, or otherwise with respect to the Patent Rights and Technology or otherwise arising from this Agreement.  Licensor shall have no liability arising out of any such actual or alleged intellectual property infringements, product liability, or personal injury.  However, the foregoing provisions of this Section 11.3 shall not limit Licensor’s obligations or liability with respect to any breach of Licensor’s representations and warranties under Article 8.

Section 11.4                            Indemnification of Stiefel.  Dermira, its Affiliates and Sublicensees shall indemnify Stiefel and its Affiliates, and other related indemnified persons as set out in the Stiefel Side Letter.

ARTICLE 12

LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO THE LOSS OF OPPORTUNITY, OR LOSS OF REVENUE OR PROFIT HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 13

TERM

Unless terminated earlier, as provided in this Agreement, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until the later of (i) the expiry of the last Valid Claim, or (ii) expiration of the last Know-How Royalty Term (the “Term”), provided that upon expiration of the Term, the licenses granted to Dermira and its Affiliates pursuant to Section 2.1, 2.2 and 2.3 shall become nonexclusive, irrevocable and royalty-free and remain in full force and effect in perpetuity.  Notwithstanding the foregoing, the sublicense to Stiefel Data shall not become irrevocable before the date that is [*] following the Effective Date.

ARTICLE 14

TERMINATION

This Agreement may be terminated as follows:

Section 14.1                            By Licensor.  During the Term, Licensor shall be permitted to immediately terminate this Agreement in the event Dermira commits a material breach of this Agreement (other than Article 3) and fails to cure such breach within [*] (or in the event of a breach of Dermira’s payment obligations that is not being disputed in good faith, within [*]) after Dermira receives written notice from Licensor identifying this Agreement and the action giving rise to the claimed material breach.  Any actual or alleged breach by Dermira of its obligations under Article 3 shall be governed by, and Licensor’s remedies for such breach shall be as set forth in, Article 3.  In addition, Licensor shall be permitted to immediately terminate the sublicense to the Stiefel Data in the event Dermira commits a material breach of this Agreement or the Stiefel Side Letter which causes Licensor to be in material breach of the Stiefel Agreement and Dermira fails to cure such breach within [*] after Dermira receives written notice from Licensor or Stiefel identifying this Agreement and the action giving rise to the material breach.  In addition, in the event that Stiefel and Dermira become involved in an arbitration under Paragraph 10 of the Stiefel Side Letter, to avoid having two dispute proceedings being conducted at the same time, if Licensor wishes to issue a written notice of material breach of this Agreement to Dermira prior to the completion of the Stiefel - Dermira arbitration proceedings, in addition to Licensor’s other rights under this Section 14.1, Licensor may elect to issue such notice but specify that the notice will become

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effective only simultaneously with the arbitrator issuing its decision in the Stiefel - Dermira arbitration.

Section 14.2                            By Dermira.  During the Term, Dermira shall be permitted to immediately terminate this Agreement in the event:

(a)                                 Licensor commits a material breach of this Agreement and fails to cure such breach within [*] after Licensor receives written notice from Dermira identifying this Agreement and the action giving rise to the claimed material breach; or

(b)                                 In Dermira’s sole and reasonable opinion, the data generated by Dermira, its Affiliates and/or any third parties during any stage of development of Licensed Products is insufficient to justify development of a commercially viable Licensed Product or, before or after approval of Licensed Products for sale, market dynamics do not justify further development and commercialization of Licensed Products.  Upon any termination pursuant to this Section 14.2(b), (x) all rights to the Patent Rights and Technology shall revert to Licensor, and (y) Dermira agrees, subject to Licensor’s agreement to a release of claims against Dermira and its Affiliates in a form reasonably requested by Dermira, to (1) grant Licensor a perpetual nonexclusive license within the Field to any Improvements owned by Dermira that have been applied to or used with the Licensed Products, at a royalty rate to be mutually agreed through good faith negotiation, and (2) for a period of one hundred and twenty (120) days after such termination to provide Licensor (at Licensor’s expense) with such technical assistance and access to and cooperation of Dermira personnel as Licensor may reasonably request in connection with the license of such Improvements to Licensor.

Section 14.3                            Termination for Insolvency.  Either Party may terminate this Agreement immediately upon delivery of written notice to the other Party: (i) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party’s debts, and provided in the case of an involuntary proceeding initiated against a Party that such proceeding is not stayed or dismissed within [*] after its initiation; (ii) upon the other Party’s making an assignment for the benefit of creditors; (iii) upon the other Party’s dissolution or ceasing to do business; or (iv) upon the appointment of a receiver or receiver and manager, trustee, administrator or official manager or agent of a secured or unsecured creditor to any of the other Party’s property.  For clarity, in the event of a dissolution of Licensor, unless this Agreement is affirmatively terminated by Dermira by written notice as permitted under this Section 14.3, it shall remain in full force and effect and be binding upon Licensor’s successors and assigns resulting from such dissolution, as provided in Article 18.

Section 14.4                            Effect of Insolvency or Bankruptcy of Licensor.  The Parties acknowledge and agree that all rights and licenses to intellectual property granted to Dermira and its Affiliates and Sublicensees pursuant to this Agreement are, for all purposes of Section 365(n) of the United Stated Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code, and that in the event Licensor becomes a debtor in bankruptcy, the provisions of Section 365(n) of the Bankruptcy Code shall apply and each of Dermira and each Sublicensee shall continue to have rights under such

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licenses as long as such party continues to fulfill all of its obligations, including its obligations to pay royalties, under this Agreement, as and to the extent provided in Section 365(n).

Section 14.5                            Effect of Termination.  Expiration or termination of this Agreement for any reason shall not release the other Party from any liability that at the time of such termination or expiration has already accrued to the other Party.  Upon the expiration or termination of this Agreement, (a) the license granted to Dermira and its Affiliates shall terminate, and (b) any sublicense of the rights granted to Dermira and its Affiliates hereunder shall automatically be assigned to and assumed by Licensor, and shall remain in full force and effect with Licensor as the licensor instead of Dermira or its Affiliate (provided that, unless Licensor agrees in writing otherwise, the obligations of Licensor under the assigned sublicenses will not be greater than the obligations of Licensor under this Agreement).  Within [*] after any expiration or termination, Dermira shall pay any and all amounts owing to Licensor, and all royalties accrued, as of the date of such expiration or termination.

ARTICLE 15
DISPUTE RESOLUTION

Section 15.1                            Mandatory Procedures.  The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement.  If either Party fails to observe the procedures of this Article, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

Section 15.2                            Arbitration.  The Parties shall endeavor to resolve in good faith any disputes or conflicts arising from or relating to the subject matter of this Agreement, failing which either Party shall submit such conflict for resolution to an executive officer of Dermira and Licensor.  If the executive officers of Dermira and Licensor are unable to resolve such conflict within [*] after such conflict is submitted to them for resolution, such conflict may be submitted to binding arbitration in accordance with the rules of arbitration of the American Arbitration Association (in accordance with its Commercial Arbitration Rules then in effect and this Agreement) and heard before a arbitrator or panel of arbitrators selected as follows: (i) for a period of [*] after submission of a dispute to arbitration, the Parties shall confer in good faith to attempt to mutually agree as to the selection of a single arbitrator with relevant industry expertise, and if they so agree then the dispute will be heard before the single arbitrator so selected, and (ii) if after such [*] period, the Parties have failed to reach mutual agreement, then each Party shall select an arbitrator with relevant industry expertise, the two arbitrators so selected shall select a third arbitrator with relevant industry expertise, and the dispute shall be heard before the three arbitrator panel so selected.  Such arbitration will be held in Palo Alto, California and conducted in English.  The arbitrator(s) will apply California law, without regard to its conflict of laws rules or principles.  The arbitrator(s) will allow such discovery as is appropriate for the purpose of arbitration in accomplishing a fair, speedy and cost-effective resolution of the dispute.  The arbitrator(s) will have the authority to award compensatory damages only.  Any award by the arbitrator(s) will be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied

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upon in reaching the decision.  The award rendered by the arbitrator(s) will be final, binding and, except as permitted by applicable law, non-appealable.

ARTICLE 16
GOVERNING LAW; JURISDICTION

This Agreement and all disputes arising out of or related to this Agreement shall be governed by the laws of the state of California, without regard to conflict of laws principles.  The Parties hereby agree that any dispute arising out of this Agreement that is not subject to arbitration pursuant to Article 15 shall be subject to the exclusive jurisdiction of and venue in the federal and state courts within Santa Clara County, California.  Each Party hereby irrevocably consents to the personal and exclusive jurisdiction and venue of such courts.

ARTICLE 17
NOTICE

Any notices required or permitted under this Agreement shall be in writing, in English, specifically refer to this Agreement, and shall be sent by prepaid registered or certified mail, return receipt requested; by recognized overnight courier; or by personal delivery, in each case addressed to the other Party as follows:

If to Dermira:	If to Licensor:
Dermira, Inc. 2055 Woodside Road, Ste. #270 Redwood City, California 9406	Rose U LLC [*] Palo Alto, CA 94303
Attention: Chief Executive Officer Fax: (650) 365-3410	Attention: [*]

With a copy to:	With a copy to:
Fenwick & West LLP Silicon Valley Center 555 California Street 12th Floor San Francisco, CA 94104 Attention: Douglas Cogen Fax: (415) 281-1350	[*]

Either Party may designate a different address, telephone number and/or facsimile number by giving notice, pursuant to this Article, to the other Party.  Any notice given pursuant to this Article shall be deemed to have been given:  (a) three (3) business days after sent by prepaid registered or certified mail; (b) two (2) business days after sent by recognized overnight courier and (c) when received if by personal delivery.

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ARTICLE 18
ASSIGNMENT

Neither Party may assign or transfer this Agreement or any rights or obligations under this Agreement, whether voluntary or by operation of law, without the prior written consent of the other Party; provided, however, that a Party may (without requirement to obtain the other Party’s consent) assign or transfer this Agreement to any successor or third party in connection with a merger, acquisition or sale of all or substantially all of the assets of such Party that relate to the business activities conducted pursuant to this Agreement (and, for clarity, in the case of an assignment by Dermira in connection with a Liquidity Event, Dermira shall timely make any payment required under Section 4.2(c) above).  In addition, in the event of an assignment or transfer of this Agreement by Dermira to a third party in connection with a sale of all or substantially all of the assets of Dermira that relate to the business activities conducted pursuant to this Agreement, Dermira shall make any payments arising from such assignment to Stiefel that are required to be made under the Stiefel Side Letter.  Any assignment or transfer or attempted assignment or transfer of this Agreement made in contravention of the terms of this Article shall be null, void and without effect.  Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.

ARTICLE 19
WAIVER

No failure or delay on the part of a Party in exercising any right under this Agreement will operate as a waiver of, or impair, any such right, unless a waiver is made in writing signed by the waiving Party.  No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any such right will be deemed a waiver of any other right under this Agreement.

ARTICLE 20
PARTIAL INVALIDITY

If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction:  (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it will be stricken; (b) the remaining provisions shall remain in full force and effect; (c) the validity, legality and enforceability of such provision will not in any way be affected or impaired in any other jurisdiction and (d) the remainder of this Agreement will remain in full force and effect.  The Parties agree to renegotiate in good faith any term of this Agreement held to be invalid, illegal or unenforceable and agree to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the Parties.

ARTICLE 21
HEADINGS

All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

ARTICLE 22
FORCE MAJEURE

A Party shall be excused from (and not liable to the other Party for) any failure or delay in performance of any obligation under this Agreement (other than obligations to make payment) to the extent such failure or delay is due to an event or circumstance beyond the reasonable control of such Party, including, without limitation, war, rebellion, civil commotion, strikes, lock-outs or industrial disputes; fire, explosion, earthquake, acts of God, flood, drought or bad weather; acts of terror or the requisitioning or other act or order by any government department, council or other constituted body (a “Force Majeure”).  In the event of a Force Majeure, the non-performing Party will promptly notify the other Party thereof and use its best efforts to resume performance as soon as practicable.

ARTICLE 23
NO PUBLICITY

Neither Party shall make any public or press announcement about this Agreement, its terms or its business relationship with the other Party, without the prior written consent of the other Party.  The form and content of any such announcement shall be subject to the prior approval of each Party.

ARTICLE 24
USE OF NAME, SYMBOLS AND MARKS

Licensor and Dermira shall not use the name, symbols and/or marks of the other Party in any form of publicity without the prior written authorization of the other Party.  However, each Party has the right to use the other Party’s name on governmental filings and elsewhere as required by law.

ARTICLE 25
SURVIVAL

The terms and provisions of Articles 1, 5, 8, 9, 11, 12, 13, 14.5 and 15 through 30 shall survive any expiration or termination of this Agreement.

ARTICLE 26
INDEPENDENT CONTRACTOR

Licensor’s status and relationship with Dermira shall be that of an independent contractor, and Licensor shall not state or imply, directly or indirectly, that it is empowered or authorized to commit or bind Dermira or to incur any liabilities or expenses on behalf of Dermira or to enter into any oral or written agreement in the name of or on behalf of Dermira.  Nothing in this Agreement shall create, expressly or by implication, a partnership, joint venture, agency or other association of the Parties.

ARTICLE 27
MULTIPLE COUNTERPARTS

This Agreement may be executed in two (2) identical counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

ARTICLE 28
AMENDMENT

This Agreement may be amended, supplemented or otherwise modified only by means of a written instrument signed by both Parties.

ARTICLE 29
ENTIRE AGREEMENT

This Agreement including the Appendices hereto, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings, oral or written, between the Parties relating to the subject matter of this Agreement.

ARTICLE 30

[*]

[*] shall have no liability or obligation to Dermira or any other parties arising out of this Agreement and shall be direct and intended third-party beneficiaries of Article 11 (Indemnification) and this Article, entitled to enforce the same directly against Dermira.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Exclusive License Agreement as of the Effective Date.

“LICENSOR”		“DERMIRA”

ROSE U LLC		DERMIRA, INC.

Signature:	/s/ Jeffrey D. Urman	Signature:	/s/ Thomas Wiggans

Print:	Jeffrey D. Urman	Print:	Thomas Wiggans

Title:	Secretary Treasurer	Title:	Chief Executive Officer

Date:	April 2, 2013	Date:	April 26, 2013

[SIGNATURE PAGE TO EXCLUSIVE LICENSE AGREEMENT]

APPENDIX A

LIST OF PATENT APPLICATIONS AND PATENTS

ROSE U PATENTS

[*]

NON-ROSE U PATENTS

[*]

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APPENDIX B

STIEFEL AGREEMENT

(ATTACHED)

LICENSE AND POST-TERMINATION AGREEMENT

This License and Post-Termination Agreement (this “Agreement”) is entered into as of April 26, 2013 (“Effective Date”), by and between Stiefel Laboratories, Inc. (“Stiefel”), a Delaware corporation with a place of business at 20 T.W. Alexander Drive, Research Triangle Park, NC 27709 and Rose U LLC, (“Rose U”) a California limited liability company with a place of business at [*], Palo Alto, CA 94303.  Each of Rose U and Stiefel may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

A.                                    Rose U and Connetics Corporation (“Connetics”) entered into an Exclusive Patent License Agreement dated [*], which agreement was amended on [*] (the “Prior License Agreement”). Stiefel acquired Connetics on December 29, 2006, and as a result of such acquisition, Stiefel became the successor in interest to, and assumed the rights and obligations of, Connetics under the Prior License Agreement.

B.                                    On [*], Stiefel notified Rose U in writing that Stiefel had terminated the Prior License Agreement pursuant to Section [*] of the Prior License Agreement effectively immediately as of the date of the letter.

C.                                    Pursuant to Section [*] of the Prior License Agreement, upon the termination of such agreement, the Parties are required to negotiate in good faith the licensing of the data generated by Connetics/Stiefel supporting the development work under such agreement to Rose U at a mutually agreed upon compensation.  The Parties have engaged in such negotiations.

D.                                    Rose U and Stiefel now wish to enter into this Agreement in order to document certain agreements and understandings relating to the termination of the Prior License Agreement, and to provide Rose U with certain rights to such data developed by Connetics/Stiefel, and other matters, in connection with the Prior License Agreement, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1.  DEFINITIONS

“Affiliate” means, with respect to a person, any corporation, partnership, business joint venture or other entity that directly or indirectly controls, is controlled by or is under common control with such person. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

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“Control” or “Controlled” means, with respect to any item of Stiefel Data, patent rights, or other intellectual property right, the possession (whether by ownership or license) by a Party of the ability to grant to the other Party access, a license or a sublicense (as applicable), or to extend other rights as provided in this Agreement, to such intellectual property right, without violating the terms of any agreement or other arrangements with any third party.

“Dermira” means Dermira, Inc. and any successor or assign of Dermira, Inc. through merger, reorganization, consolidation or sale of all or substantially all of the assets of Dermira, Inc. to which the sublicense of the rights granted under this Agreement relates.  Dermira shall also be considered to be a Designated Sublicensee where such defined term is used throughout this Agreement.

“Designated Sublicensee” is defined in Section 3.5.

“Field” shall mean the use of topical products containing [*] or other compounds identified in the Rose U Patents for the treatment and prevention of hyperhidrosis, [*], or excessive sweating.  For clarity, the Field includes such products sold [*].

“[*] Program” means the programs of research and development conducted by Connetics, Stiefel, or any combination of the foregoing directly and through their Affiliates and contractors relating to applications of [*] or other compounds identified in the Rose U Patents, including as undertaken in relation to [*] and any similar registrations with regulatory authorities.

“Licensed Product” means any product, process or service (i) that incorporates in whole or in part Stiefel Data, or (ii) in the Field that incorporates [*], provided that Licensed Product does not include a Pre-Existing Product, where a “Pre-Existing Product” means a product, process or service in the Field that (a) incorporates [*], (b) does not incorporate, in whole or in part, any Stiefel Data and (c) was in clinical development by a Designated Sublicensee or an Affiliate or permitted sublicensee of a Designated Sublicensee or an Affiliate of any such sublicensee prior to any access to Stiefel Data by the relevant entity; provided, that such entity shall promptly provide Stiefel proof of such development prior to the date of access to Stiefel Data upon the request of Stiefel.  Rose U represents and warrants that neither Rose U, Dermira, Inc. nor any of their Affiliates has any product, process or service in the Field that incorporates [*] in clinical development as of the Effective Date.

“Program Inventory and Supplies” means the drug substance, drug product and inventory relating to the [*] Program owned or Controlled by Stiefel or its Affiliates that is specified on Exhibit A-2.

“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, regulatory approvals or other submissions or correspondence made to, with or from a regulatory authority prior to the Effective Date in connection with the [*] Program. Regulatory Materials include Investigational New Drug applications, drug approval applications, or any similar applications with regulatory authorities anywhere in the world, amendments and supplements for any of the foregoing, and applications for pricing approvals.  For clarity, the

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Regulatory Materials include [*].

“Rose U Patents” means U.S. Patents [*].

“Stiefel Data” means the documentation, reports and data relating to the [*] Program that is specified on Exhibit A-1 that is owned or Controlled by Stiefel or its Affiliates and was developed or used in connection with the [*] Program, together with any additional information delivered by Stiefel pursuant to Section 3.3.

“Stiefel’s Knowledge” means the actual knowledge of [*] with no further investigation.

ARTICLE 2.  TERMINATION OF PRIOR LICENSE AGREEMENT; RELEASE

Section 2.1                                   Termination.  Rose U and Stiefel acknowledge and agree that the Prior License Agreement was terminated.

Section 2.2                                   Release.  Rose U and Stiefel (each, a “Releasor”), on behalf of themselves and their heirs, executors, administrators, predecessors, subsidiaries, affiliates, successors, and assigns, knowingly and voluntarily release and discharge the other and the other’s respective officers, directors, stockholders, members, employees, agents and affiliates (collectively, the “Released Parties”), from any and all claims, liabilities, damages and obligations that each Party may have against any such Released Party, through the Effective Date based upon any matter, cause or thing whatsoever related to or arising out of the Prior License Agreement and the resulting relationship between the parties (collectively, the “Released Matters”).  This release shall not extend to the Parties’ rights to enforce the terms and conditions of this Agreement, all of which rights shall be preserved.  Releasor hereby covenants and agrees not to bring suit in any forum, or prosecute in any fashion, any suit or other legal proceeding of any sort at any time, now or in the future, against any Released Party with respect to any of the Released Matters.

ARTICLE 3.  TRANSFER OF [*] PROGRAM

Section 3.1                                   Assignment of Patent Rights.  In connection with this Agreement, Stiefel has assigned and transferred all of its and its Affiliates’ right, title and interest in and to certain patent rights to Rose U.  Such assignment was formalized by the execution and delivery by Stiefel to Rose U of an assignment in the form attached as Exhibit A-3 (the patents, applications and rights assigned pursuant thereto, the “Assigned Patent Applications”).

Section 3.2                                   License to Stiefel Data.  Subject to the terms of this Agreement (including but not limited to Section 3.5.4 hereof), Stiefel hereby grants Rose U a worldwide, exclusive (except as to Stiefel and its Affiliates) license (including the right to grant sublicenses through multiple tiers pursuant to the provisions of Section 3.5 hereof) to use the Stiefel Data in the Field.

Section 3.3                                   Delivery of Stiefel Data.  Promptly following the Effective Date, Stiefel shall transfer and assign to Rose U copies of all documents (whether in written or electronic

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form) listed on Exhibit A-1.  Additionally, for a period of [*] after the Effective Date, Stiefel shall provide Rose U or Dermira at no cost to Rose U (other than reimbursement of Stiefel’s actual out-of-pocket expenses, which shall be paid by Rose U to Stiefel) with such technical assistance and access to and cooperation of Stiefel personnel as Rose U or Dermira may reasonably request in connection with the delivery to Rose U of factual knowledge and information relating to the Stiefel Data, Regulatory Materials and Program Inventory and Supplies, provided that in no event shall Stiefel be required to provide more than [*] of employee time for such purpose (the “Technical Assistance”).

Section 3.4                                   Regulatory Materials and Program Inventory and Supplies.

3.4.1                     Stiefel hereby assigns to Rose U all of its right, title and interest in and to the Regulatory Materials.  At the request of Rose U, Stiefel shall promptly deliver the Regulatory Materials to Rose U and shall take such additional steps and execute such additional documents as Rose U may reasonably request in order to effect such assignment and delivery, including the transfer of any regulatory applications into the name of Rose U.

3.4.2                     Upon Rose U’s request within [*] of the Effective Date, Stiefel shall, to the extent it is able to do so in compliance with its internal policies and to the extent such Program Inventory and Supplies still exists, assign, transfer and deliver the Program Inventory and Supplies to Rose U and shall take such additional steps and execute such additional documents as Rose U may reasonably request in order to effect such assignment, transfer and delivery.  In addition, if requested by Rose U or Dermira, Stiefel shall use commercially reasonable efforts, but only during such [*] period (such time spent by Stiefel to count toward the [*] cap on Technical Assistance), to (i) introduce Rose U and/or Dermira to the contract manufacturing organization (“CMO”) that provided the Program Inventory and Supplies to Stiefel, and (ii) facilitate the transition of manufacturing to a CMO designated by Rose U or Dermira, provided that Stiefel shall not be obligated to place any orders from a CMO on behalf of Rose U or Dermira nor to provide any other assistance with respect to a CMO except as specifically set forth in this Section 3.4.2.  If Rose U does not request delivery of the Program Inventory and Supplies within [*] of the Effective Date or if Stiefel determines that its internal policies prevent Stiefel from transferring any or all of the Program Inventory and Supplies to Rose U or that such Program Inventory and Supplies no longer exist, Stiefel may destroy such materials at its sole discretion without notice to Rose U.  Upon the request of Rose U or Dermira, Stiefel will provide such Stiefel consent as is reasonably necessary to allow Rose U or Designated Sublicensees to work with service providers who have provided services to Stiefel in connection with the [*] Program, including consenting to the use by such contractors of any Stiefel Data in the possession or control of such contractors to provide services to Rose U or Designated Sublicensees.

Section 3.5                                   Sublicenses.

3.5.1                     The license granted to Rose U pursuant to Section 3.2 includes the right to grant sublicenses of such rights through multiple layers of sublicenses to third parties or Affiliates (each such sublicensee, a “Designated Sublicensee”) to which Rose U or a Designated Sublicensee is granting the right to research, develop or commercialize products in the Field using Stiefel Data.

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3.5.2                     Any sublicense agreement, whether by Rose U or a Designated Sublicensee, shall not be inconsistent with the terms of this Agreement nor exceed the scope of the license granted to Rose U under this Agreement and shall include (i) an obligation of the Designated Sublicensee to indemnify Stiefel and its Affiliates as provided in Section 6.1 hereof, subject to conditions and procedures substantially equivalent to those contained in Section 6.2 and Article 7, (ii) confidentiality obligations of the Designated Sublicensee no less protective of the Stiefel Data than those contained in Article 9 of this Agreement, and (iii) an express statement that Stiefel and its Affiliates are intended third party beneficiaries of such sublicense agreement.  Rose U shall promptly thereafter provide Stiefel a true and correct copy of each such sublicense, provided that Rose U or the Designated Sublicensee may redact confidential provisions of the sublicense agreement that are not reasonably required for Stiefel to confirm compliance with this Agreement (but not the identity of the Designated Sublicensee).

3.5.3                     Rose U represents and warrants that the copy it has provided to Stiefel of the sublicense it is entering into with Dermira simultaneously with this Agreement is a true and correct copy thereof (the “Rose U-Dermira Sublicense”), except that the financial terms regarding the amounts to be paid by Dermira to Rose U have been redacted from the copy provided to Stiefel.

3.5.4                     Simultaneous with Dermira and Rose U entering into the Rose U-Dermira Sublicense, Dermira and Stiefel are entering into a letter agreement in the form attached as Exhibit B (the “Side Letter Agreement”).  If the Rose U-Dermira Sublicense is terminated for any reason, then in the event that Rose U seeks to engage a subsequent Designated Sublicensee to replace Dermira, Rose U may request such subsequent Designated Sublicensee to enter into a letter agreement with Stiefel substantially in the form of Exhibit B (a “Subsequent Side Letter Agreement”), with any changes made thereto only as Stiefel finds acceptable.  Stiefel may, in its sole discretion, agree or decline to enter into a Subsequent Side Letter Agreement.  In the event that Stiefel declines to enter into the Subsequent Side Letter Agreement, Rose U may still elect to sublicense to such subsequent Designated Sublicensee but the provisions of Section 4.3 herein shall not apply and Rose U shall be liable to Stiefel to make the [*] Payment.  If Stiefel does elect to enter into a Subsequent Side Letter Agreement with such Designated Sublicensee, then the provisions of Section 4.3 herein shall continue to apply with the subsequent Designated Sublicensee replacing Dermira in such section of this Agreement.  Rose U acknowledges the possibility of the license grant in Section 3.2 hereof (the “License Grant”) being converted to a non-exclusive grant pursuant to Paragraph 10 of the Side Letter Agreement.  Notwithstanding the foregoing, in the event that Rose U sends a notice to Dermira to terminate the Rose U-Dermira Sublicense for material breach prior to or simultaneously with an arbitrator decision to order such a conversion of the License Grant (such that the Side Letter Agreement would be terminated pursuant to Paragraph 11 thereof if the Rose U-Dermira Sublicense were terminated), then the License Grant shall remain as “exclusive (except as to Stiefel and its Affiliates).”

3.5.5                     For clarity, the definition of “Designated Sublicensee” shall include any permitted subsequent sublicensees permitted in accordance with this Section 3.5.

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ARTICLE 4.  PAYMENTS, AND PAYMENT TERMS

Section 4.1                                   Payments.  Subject to Section 4.3 (and, as applicable in the event the Rose U-Dermira Sublicense is terminated, Section 3.5.4), Rose U shall pay Stiefel [*] US dollars (US $[*]) upon [*] (the “[*] Payment”), at which point no further royalties or other amounts shall be due and payable and the license granted hereunder shall be deemed fully paid-up and royalty-free.

Section 4.2                                   Payment Terms.  Subject to Section 4.3, the [*] Payment shall be made directly by Rose U to Stiefel in US dollars, by wire transfer of immediately available funds to an account designated by Stiefel in writing, as Stiefel may update from time to time.  The [*] Payment shall be made within [*] following [*].  In no event shall Rose U have any right to reclaim the [*] Payment or any part thereof.

Section 4.3                                   Payment by Dermira or Subsequent Designated Sublicensee Directly to Stiefel.  The Parties acknowledge and agree that, through the Side Letter Agreement, Dermira has assumed Rose U’s obligation to pay the [*] Payment that arises from [*].  For clarity, no other obligations of Rose U, including any indemnity obligations hereunder, are being transferred to Dermira.  Accordingly, as long as the Side Letter Agreement remains in place, Stiefel will not seek payment of any such [*] Payment from Rose U, and will instead seek payment from Dermira pursuant to the terms of the Side Letter Agreement.  Similarly if the Rose U-Dermira Sublicense is terminated, and Rose U requests a subsequent Designated Sublicensee to replace Dermira and to enter into a Subsequent Side Letter Agreement with Stiefel, and Stiefel at its sole discretion elects to enter into such Subsequent Side Letter Agreement (all in accordance with Section 3.5.4 hereof), then such Designated Sublicensee would assume Rose U’s obligation to pay the [*] Payment that arises from [*] of a Licensed Product [*] by such Designated Sublicensee or its sublicensees.  Accordingly, in such case Stiefel would not seek payment of any such [*] Payment from Rose U, and would instead seek payment from the subsequent Designated Sublicensee pursuant to the terms of the Subsequent Side Letter Agreement.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES

Section 5.1                                   Stiefel Representations and Warranties.  Stiefel represents and warrants to Rose U as follows:

(a)                                 Stiefel has the full corporate right, power and authority to enter into and perform its obligations under this Agreement;

(b)                                 this Agreement is legally binding upon Stiefel and enforceable in accordance with its terms, and the execution, delivery, and performance of this Agreement by

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Stiefel does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound;

(c)                                  to Stiefel’s Knowledge, neither Stiefel nor any of its employees or any of its contractors involved in the [*] Program or their personnel, have been “debarred” by the FDA, or subject to a similar sanction from another regulatory, or convicted of a felony under the laws of the United States for conduct relating to regulations under the FDCA; and

(d)                                 other than as may be set forth in the Stiefel Data, to Stiefel’s Knowledge, it is not aware of any materially adverse regulatory action that has been taken or determination that has been made with respect to the [*] Program, nor to Stiefel’s Knowledge is it aware of any materially adverse safety or toxicology data relating to the use of topical products containing [*].

Section 5.2                                   Rose U Representations and Warranties. Rose U represents and warrants to Stiefel as follows:

(a)                                 Rose U has the full limited liability company right, power and authority to enter into and perform its obligations under this Agreement; and

(b)                                 this Agreement is legally binding upon Rose U and enforceable in accordance with its terms, and the execution, delivery, and performance of this Agreement by Rose U does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.

Section 5.3                                   DISCLAIMER; NEGATION OF WARRANTIES.  EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 5, NEITHER STIEFEL NOR ROSE U MAKES ANY WARRANTIES OR REPRESENTATIONS (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND REPRESENTATIONS OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 6.  INDEMNIFICATION

Section 6.1                                   Subject to the limitations set forth in Article 7 hereof, and notwithstanding any transfer to Dermira or a subsequent Designated Sublicensee of Rose U’s obligation to make the [*] Payment, Rose U shall indemnify, defend, and hold Stiefel and its Affiliates, and their stockholders, employees, directors, officers, successors and assigns (individually and collectively “Indemnified Persons”) harmless from and against any claims, actions, suits, proceedings, demands, costs, expenses (including reasonable attorneys’ fees), liabilities and/or losses (collectively, “Losses”) arising out of or in connection with third party claims based on (a) the development, manufacture, use, sale or other disposition of Licensed Products by Rose U or any Designated Sublicensee, or (b) the use by any person of Licensed Products made, used, sold or otherwise distributed by Rose U or any Designated Sublicensee.

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Rose U shall contractually require Dermira to, and shall contractually require each subsequent Designated Sublicensee to, provide the same indemnity in favor of the Indemnified Persons as to each such Designated Sublicensee and its subsequent sublicensees.

Section 6.2                                   Indemnification and Defense Procedure.  An Indemnified Person shall reasonably promptly notify Rose U and any relevant Designated Sublicensee from which the Indemnified Person elects to seek indemnification under this Article 6 (each such Party, the “Indemnifying Party”) in writing, of any claim for which indemnification may be sought under this Article 6; provided however that any delay in notification shall not nullify any indemnification obligation except to the extent of actual prejudice.  The Indemnifying Party shall have the right, using counsel acceptable to the Indemnified Person, to control the investigation, trial, defense and settlement of such lawsuit or action (including all negotiations to effect a settlement) and any appeal arising therefrom, provided (a) that such claim involves (and continues to involve) solely monetary damages, (b) that the Indemnifying Party has notified the Indemnified Persons in writing of its intention to do so within [*] of receiving notice of a claim from the Indemnified Persons, and (c) that the Indemnifying Party shall diligently contest the claim (clauses a, b and c hereof, the “Litigation Conditions”).  The Indemnified Person may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any resulting appeal.  At the Indemnifying Party’s expense, the Indemnified Person shall reasonably cooperate in good faith with it at all times during the pendency of the claim or lawsuit including, without limitation, promptly providing all available information and documents concerning the claim that are in the Indemnified Person’s possession.  The Indemnifying Party shall not have, or shall lose, as applicable, the right to control the investigation, trial, defense and settlement of such lawsuit or action in the event that any of the Litigation Conditions are not, or are no longer, met, as applicable.  An Indemnified Person’s consent shall be required in the event that any proposed compromise or settlement under this Article 6 (i) includes a finding or admission of any violation of any law by such Indemnified Person, or (ii) requires the payment of any money by the Indemnified Person, or (iii) requires the Indemnified Person to take, or to forebear taking, any action, or (iv) does not provide for a complete release by such third party claimant of the Indemnified Person.

ARTICLE 7.  LIMITATION OF LIABILITY

Section 7.1                                   IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO THE LOSS OF OPPORTUNITY, OR LOSS OF REVENUE OR PROFIT HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 8.  TERM; TERMINATION

Section 8.1                                   Term.  Unless terminated earlier as provided in this Agreement, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until fifteen (15) years from the Effective Date.  Upon expiration of the term, Rose U’s license to the Stiefel Data shall become an irrevocable, royalty free, sublicensable, non-exclusive license to

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the Stiefel Data.  Expiration of the term pursuant to this Section 8.1 shall not affect the assignment of rights pursuant to Section 3.1 herein.

Section 8.2                                   Termination for Breach.  Each Party shall be entitled to terminate this Agreement by written notice to the other Party in the event that the other Party commits a material breach of this Agreement and does not cure such breach within [*] after written notice from the non-breaching Party; provided, however, that the Release set forth in Section 2.2 is irrevocable.

Section 8.3                                   Effect of Termination.  Upon the termination of this Agreement other than pursuant to Section 8.1: (i) the licenses granted to Rose U under Section 3.2 (and the obligations to pay fees under Article 4) shall terminate; and (ii) any sublicense of the rights granted to Rose U hereunder shall automatically be assigned to and assumed by Stiefel, and shall remain in full force and effect with Stiefel as the licensor instead of Rose U (provided that, unless Stiefel agrees in writing otherwise, the obligations of Stiefel under the assigned sublicenses will not be greater than the obligations of Stiefel under this Agreement).  Expiration or termination of this Agreement for any reason shall not release the other Party hereto from any liability that at the time of such termination or expiration has already accrued to such other Party.

ARTICLE 9.  CONFIDENTIALITY

Section 9.1                                   Treatment of Confidential Information.  Each Party agrees (and Rose U agrees on behalf of each Designated Sublicensee) that all inventions, processes, materials, chemicals, know-how and ideas and all other business, technical and financial information it obtains from the other Party under this Agreement are the confidential property of the disclosing Party (“Confidential Information” of the disclosing Party).  Except as expressly allowed in this Agreement, the receiving Party will hold in confidence and not use or disclose any Confidential Information of the disclosing Party; provided, however, that Rose U and the Designated Sublicensees may disclose information relating to the Stiefel Data (a) to actual or potential Designated Sublicensees (including, for the avoidance of doubt, disclosure by Rose U to Dermira and disclosure by the Designated Sublicensees to each of its or their actual or potential Designated Sublicensees), investors or acquirers, provided that each such actual or potential Designated Sublicensee (including, for the avoidance of doubt, Dermira), investor or acquirer agrees in writing to abide by confidentiality and non-use restrictions similar to those contained in this paragraph, and (b) to consultants, contractors, suppliers and Affiliates, provided that each such consultant, contractor, supplier and Affiliate agrees in writing to abide by confidentiality and non-use restrictions similar to those contained in this paragraph, and (c) to legal, financial, and tax advisors of Rose U or Designated Sublicensees, provided that such advisors are subject to confidentiality obligations with respect to any Confidential Information.  No provision of this paragraph shall be interpreted to prevent Rose U or a Designated Sublicensee from making disclosures of Confidential Information to regulatory authorities as necessary: (i) for the research and development of Licensed Products; or (ii) to seek or obtain patents.  Notwithstanding anything to the contrary herein, in recognition of Dermira’s concerns with respect to disclosing to Stiefel the identities of its potential sublicensees of rights to commercialize Licensed Product except in the case that it actually enters into a sublicense with one (in which case a copy of the sublicense must be delivered to Stiefel in accordance with Section 3.5.2 hereof), the Parties agree that if Stiefel reasonably believes that such a third party may be using any of the Stiefel Data in

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breach of any confidentiality or non-use obligation to Rose U or Dermira or sublicense or other authorization provided by Rose U or Dermira, Stiefel may request in writing of Rose U whether Rose U or Dermira disclosed the Stiefel Data to such third party or an Affiliate or representative thereof, and Rose U shall answer Stiefel’s request, provided that answering such request does not constitute a breach of any legal obligation of Rose U or Dermira to such third party including representing to Stiefel whether Dermira made such a disclosure.  Rose U and Dermira will ensure that any non-disclosure or other agreement with such a third party under which Stiefel Data is disclosed, does not prevent Rose U or Dermira from making such a disclosure in response to a court order.

Section 9.2                                   Release from Restrictions.  The provisions of Section 9.1 shall not apply to any Confidential Information disclosed under this Agreement that:

(a)                                 was known or used by the receiving Party prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party; or

(b)                                 either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of such information, and such source was not under a duty of confidentiality with respect to such information; or

(c)                                  either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public, through no fault or omission on the part of the receiving Party or an affiliated party; or

(d)                                 is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e)                                  is required to be disclosed by the receiving Party to comply with applicable laws, court order, or governmental regulations, provided that the receiving Party (i) provides (A) prior written notice of such disclosure requirement to the other Party and (B) an adequate opportunity to seek appropriate legal relief to prevent such disclosure or limit use and further disclosure of the Confidential Information and (ii) takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, and provided, further, that the receiving Party shall furnish only such portion of the Confidential Information that is legally required to be disclosed and shall promptly inform the disclosing Party in writing of which portion of the Confidential Information was so disclosed.

Notwithstanding the foregoing or anything set forth herein or otherwise, and for the avoidance of doubt, [*] shall be considered to be Confidential Information.

ARTICLE 10.  DISPUTE RESOLUTION AND JURISDICTION

Section 10.1                            Mandatory Procedures.  The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential

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provision of this Agreement.  If either Party fails to observe the procedures of this Article, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

Section 10.2                            Negotiation.  The Parties shall endeavor to resolve in good faith any disputes or conflict arising from or relating to the subject matter of this Agreement, failing which either Party may submit such dispute for resolution to appropriate senior management of Rose U and Stiefel.  If such senior management representatives are unable to resolve such dispute within [*] after such conflict is submitted to them for resolution, either Party may refer the dispute for mediation as set forth in Section 10.3.

Section 10.3                            Mediation.  If the Parties are unable to resolve a dispute arising out of or relating to this Agreement through the negotiation procedures set forth in Section 10.2, the Parties agree that they shall submit such dispute for confidential mediation under the CPR Mediation Procedure then in effect at the start of mediation with the International Institute for Conflict Prevention & Resolution (www.cpradr.org) (the “CPR”).  Unless otherwise agreed, the Parties shall select a mediator from the CPR Panels of Distinguished Neutrals.  If the Parties cannot agree, they will defer to the CPR to select a mediator.  The cost of the mediator shall be borne equally by the Parties.  Any dispute not resolved within [*] (or within such other time period as may be agreed to by the Parties in writing) after appointment of a mediator shall be finally resolved by arbitration pursuant to Section 10.4.

Section 10.4                            Arbitration.  If the Parties are unable to resolve a dispute arising out of or relating to this Agreement through the negotiation procedures set forth in Section 10.2 and the mediation procedures set forth in Section 10.3, the Parties agree that they shall submit such dispute for final settlement via binding arbitration.  The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties, and heard before a single arbitrator as selected in accordance with the Commercial Arbitration Rules.  Such arbitration will be held in [*] and shall be conducted in English.  Each Party shall be responsible for its own expenses in connection therewith.  The Parties hereby submit to the non-exclusive jurisdiction of the United States District Court for the [*] for the limited purpose of enforcing this Agreement to arbitrate.  The arbitration award shall be final and binding, and judgment over the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party and its assets.

ARTICLE 11.  GOVERNING LAW

Section 11.1                            This Agreement and all disputes arising out of or related to this Agreement shall be governed by the laws of the state of Delaware, without regard to conflict of laws principles.

ARTICLE 12.  NOTICE

Section 12.1                            Any notices required or permitted under this Agreement shall be in writing, in English, specifically refer to this Agreement, and shall be sent by prepaid registered

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or certified mail, return receipt requested; by recognized overnight courier; or by personal delivery, in each case addressed to the other Party as follows:

If to Rose U:	If to Stiefel:

Rose U LLC [*] Palo Alto, CA 94303 Attention: [*]	Stiefel Laboratories, Inc. 20 TW Alexander Drive PO Box 14910 Research Triangle Park, N.C. 19102 Attention: Alliance Management

With a copy to:	With a copy to:

[*]	GlaxoSmithKline, LLC 2301 Renaissance Boulevard Mail Code RN0220 King of Prussia, PA 19406 Attn: V.P. and Associate General Counsel Legal Operations — Business Development Transactions

Either Party may designate a different address, telephone number, or facsimile number by giving notice, pursuant to this Article, to the other Party.  Any notice given pursuant to this Article shall be deemed to have been given: (a) [*] after sent by prepaid registered or certified mail; (b) [*] after sent by recognized overnight courier and (c) when received if by personal delivery.

ARTICLE 13.  ASSIGNMENT

Section 13.1                            Neither Party may assign or transfer this Agreement or any rights or obligations under this Agreement, whether voluntary or by operation of law, without the prior written consent of the other Party, provided that (a) Stiefel shall be permitted to assign this Agreement in connection with the sale or disposition of all or substantially all of the assets or business to which this Agreement pertains, and (b) Rose U shall be permitted to assign this Agreement in connection with the sale or disposition of all or substantially all of the assets or business to which this Agreement pertains provided that, prior to Stiefel’s receipt of the [*] Payment and except in the case of a sale or disposition to Dermira or an Affiliate of Dermira (provided that in no event will Dermira or the Affiliate of Dermira be relieved of its liability to make the [*] Payment to Stiefel under the terms of the Side Letter Agreement), the assignee may not be a party to which the Stiefel Data has been sublicensed or any Affiliate thereof.  Any assignment or transfer or attempted assignment or transfer of this Agreement made in contravention of the terms of this Article shall be null, void

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and without effect.  Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.

ARTICLE 14.  WAIVER

Section 14.1                            No failure or delay on the part of a Party in exercising any right under this Agreement will operate as a waiver of, or impair, any such right, unless a waiver is made in writing signed by the waiving Party.  No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any such right will be deemed a waiver of any other right under this Agreement.

ARTICLE 15.  PARTIAL INVALIDITY

Section 15.1                            If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it will be stricken; (b) the remaining provisions shall remain in full force and effect; (c) the validity, legality and enforceability of such provision will not in any way be affected or impaired in any other jurisdiction and (d) the remainder of this Agreement will remain in full force and effect.  The Parties agree to renegotiate in good faith any term of this Agreement held to be invalid, illegal or unenforceable and agree to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the Parties.

ARTICLE 16.  HEADINGS

Section 16.1                            All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

ARTICLE 17.  NO PUBLICITY

Section 17.1                            Neither Party shall make any public or press announcement or other disclosure to any third party about this Agreement, its terms or its business relationship with the other Party, without the prior written consent of the other Party; provided, that Rose U may disclose and may permit Dermira to disclose this agreement to a third party that is subject to confidentiality restrictions substantially similar to the proviso in Section 9.1 hereof in connection with a possible sublicense or other transaction relating to its rights hereunder to such third party.  The form and content of any such announcement shall be subject to the prior approval of each Party.

ARTICLE 18.  USE OF NAME, SYMBOLS AND MARKS

Section 18.1                            Stiefel and Rose U shall not use the name, symbols and/or marks of the other Party in any form of publicity without the prior written authorization of the other Party.  However, each Party has the right to use the other Party’s name on governmental filings and elsewhere as required by law.

ARTICLE 19.  INDEPENDENT CONTRACTOR

Section 19.1                            Each Party’s status and relationship with the other Party shall be that of an independent contractor, and neither Party shall state or imply, directly or indirectly, that it is empowered or authorized to commit or bind the other Party or to incur any liabilities or expenses on behalf of the other Party or to enter into any oral or written agreement in the name of or on behalf of the other Party.  Nothing in this Agreement shall create, expressly or by implication, a partnership, joint venture, agency or other association of the Parties.

ARTICLE 20.  MULTIPLE COUNTERPARTS

Section 20.1                            This Agreement may be executed in two (2) identical counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

ARTICLE 21.  AMENDMENT

Section 21.1                            This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties.

ARTICLE 22.  ENTIRE AGREEMENT

Section 22.1                            This Agreement including the Exhibits hereto constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings, oral or written, between the Parties relating to the subject matter of this Agreement.

ARTICLE 23.  NO THIRD PARTY BENEFICIARIES AND NO LIABILITY OF LLC MEMBERS

Section 23.1                            Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the Parties and their permitted successors or assigns any rights, remedies, obligations or liabilities whatsoever.  For the avoidance of doubt, [*] in their individual capacities shall have no personal liability or obligation to Stiefel or any other parties arising out of this Agreement and Stiefel will not bring a claim directly against [*] in their individual capacities relating to this Agreement; provided, that nothing in this Section shall limit any claims against Rose U.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this License and Post-Termination Agreement as of the Effective Date.

“STIEFEL”	“ROSE U”
STIEFEL LABORATORIES, INC.	ROSE U, LLC

Signature:	Signature:

/s/ Justin T. Huang	/s/ Jeffrey D. Urman

Print:	Print:
Justin T. Huang	Jeffrey D. Urman

Title:	Title:
Assistant Secretary	Secretary / Treasurer

Date:	Date:
4/26/13	April 2, 2013

[SIGNATURE PAGE TO LICENSE AND POST-TERMINATION AGREEMENT]

Exhibit A-1

Stiefel Data

To the extent existing:

[*]

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Exhibit A-2

Program Inventory and Supplies

[*]

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Exhibit A-3

ASSIGNMENT

WHEREAS, [*], incorporated in [*], having an address of [*], a [*] of [*], a [*] corporation, having an address at [*], (collectively, hereinafter the “ASSIGNOR”), are the owner of the invention listed in Schedule I attached herewith (hereinafter the “Patents”), and

WHEREAS, Rose U, a limited liability corporation (hereinafter “ASSIGNEE”), having an address at [*], Palo Alto, California, 94303, is desirous of acquiring ASSIGNOR’s entire right, title and interest in and to said Patents, and in and to any application for or issued Letters Patent therefore, and any and all Letters Patent continuations, divisions, continuations in part, extensions, substitutions, reissues and reexaminations therefore;

NOW, THEREFORE, TO ALL WHOM IT MAY CONCERN, BE IT KNOWN, that the said ASSIGNOR’s, for and in consideration of the payment by ASSIGNEE of one dollar ($1.00) and other good and valuable consideration, hereby sells, assigns, transfers and conveys all right title and interest in and to the Patents to ASSIGNEE, its successors and assigns, ASSIGNOR’s entire right, title and interest in and to said Patents and any application for or issued Letters Patent therefore, including any extensions or adjustments in term thereof and any continuations, divisions, continuations-in-part, extensions, substitutions, reissues and reexaminations thereof, TO HAVE AND TO HOLD THE SAME;

AND the said ASSIGNOR, for the considerations aforesaid, does hereby covenant and agree to and with the said ASSIGNEE, its successors and assigns, that it has the full power to make this assignment and that the rights assigned are not encumbered by any grant, license or right heretofore given, and that said ASSIGNOR, it successors and assigns, shall and will use commercially reasonable efforts to procure or make, execute, and deliver any and all other instruments, and any and all further application papers; affidavits, assignments or other documents which may be required or necessary to secure to and vest in said ASSIGNEE, its successors and assigns, the whole right, title and interest in and to said Patents, Letters Patent, applications for Letters Patent, rights, title, benefits, privileges and advantages hereby sold, assigned, transferred and conveyed or intended so to be.

[Signature page follows]

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IN WITNESS WHEREOF, this agreement is executed below by an authorized representative of [*]:

[*]

By:

Title:

Date:

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2

Schedule I to ASSIGNMENT

[*]

Country	Application Date	Application Number
[*]	[*]	[*]

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EXHIBIT B

DERMIRA — STIEFEL LETTER AGREEMENT

April 26, 2013

[*]

VP, Global Business Development & Licensing

Stiefel Laboratories, Inc.

20 TW Alexander Drive

PO Box 14910

Research Triangle Park, NC 19102

Re: Sublicense to Dermira, Inc. (“Dermira”) under the License and Post-Termination Agreement between Stiefel Laboratories, Inc. (“Stiefel”)  and Rose U LLC (“Rose U”) effective April 26, 2013 (the “License and Post-Termination Agreement”)

Dear [*]:

1)             As you know, Dermira is in the process of negotiating a license agreement with Rose U (the “Rose U-Dermira License Agreement”) which includes a sublicense of certain development data and related information which were licensed, in the first instance, by Rose U from Stiefel under the License and Post-Termination Agreement (the “Sublicense”).  Defined terms used in this letter agreement shall have the meaning given to them in the License and Post-Termination Agreement.

2)             Dermira now seeks certain agreements from Stiefel regarding the rights sublicensed by Rose U to Dermira which have as their source the License and Post-Termination Agreement and in return Stiefel requires Dermira to confirm certain obligations to Stiefel arising from such sublicense.

3)             Without in any way diminishing Dermira’s obligation to indemnify Stiefel set out below, Stiefel agrees that the obligation in Sections 3.5.2(i) and (iii) of the License and Post-Termination Agreement to include certain terms in sublicense agreements and the obligation to provide Stiefel with copies of sublicense agreements shall not apply to sublicense agreements entered into by Dermira or its Designated Sublicensees with contract research organizations, contract manufacturing organizations and similar third parties performing services for the benefit of Dermira or its Affiliates or Designated Sublicensees which sublicense does not include any right to commercialize Licensed Product.

4)             Consistent with Section 8.3 of the License and Post-Termination Agreement, in the event of a termination of the License and Post-Termination Agreement, the Sublicense granted by Rose U to Dermira under the Rose U-Dermira License Agreement shall survive such termination subject to the terms of the Rose U-Dermira License Agreement and this letter agreement and shall automatically be assigned to and assumed by Stiefel and remain in full force and effect with Stiefel as the licensor instead of Rose U, provided that, unless Stiefel agrees in writing otherwise, the obligations of Stiefel under the assigned Sublicense will not be greater than the obligations of Stiefel under this Agreement, and further provided that a default by Dermira was not the cause of such termination and at the time of such termination Dermira is not in material breach of the Rose U-Dermira License Agreement or this letter agreement.

5)             Dermira shall directly pay Stiefel the [*] Payment upon [*] (the “[*]”).  Dermira shall pay the [*] Payment directly to Stiefel in accordance with Section 4.2 of the License and Post-Termination Agreement.  Stiefel shall be entitled to terminate this letter agreement and the Sublicense to Dermira by written notice to

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Dermira in the event that Dermira fails to pay Stiefel the [*] Payment when due and does not cure such breach within [*] after written notice from Stiefel to Dermira.

6)             Dermira shall indemnify, defend, and hold Stiefel and its Affiliates, and their stockholders, employees, directors, officers, successors and assigns (individually and collectively “Indemnified Persons”) harmless from and against any claims, actions, suits, proceedings, demands, costs, expenses (including reasonable attorneys’ fees), liabilities and/or losses (collectively, “Losses”) arising out of or in connection with third party claims based on (a) the development, manufacture, use, sale or other disposition of Licensed Products (as such term is defined in the License and Post-Termination Agreement) by Dermira, any Dermira sublicensee or any subsequent sublicensee, or (b) the use by any person of Licensed Products made, used, sold or otherwise distributed by Dermira, any Dermira sublicensee or any subsequent sublicensee.  Dermira shall contractually require each of its sublicensees (other than contract research organizations, contract manufacturing organizations and similar third parties performing services for the benefit of Dermira or its Affiliates or Designated Sublicensees who do not receive any right to commercialize Licensed Product) to provide the same indemnity in favor of the Indemnified Persons as to such sublicensee and its subsequent sublicensees (subject to conditions and procedures substantially equivalent to those contained in paragraphs numbered 7 and 8 below).

7)             An Indemnified Person shall reasonably promptly notify Dermira and any relevant Designated Sublicensee from which the Indemnified Person elects to seek indemnification hereunder  (each such person, the “Indemnifying Party”) in writing, of any claim for which indemnification may be sought under this indemnification; provided however that any delay in notification shall not nullify any indemnification obligation except to the extent of actual prejudice.  The Indemnifying Party shall have the right, using counsel acceptable to the Indemnified Person, to control the investigation, trial, defense and settlement of such lawsuit or action (including all negotiations to effect a settlement) and any appeal arising therefrom, provided (a) that such claim involves (and continues to involve) solely monetary damages, (b) that the Indemnifying Party has notified the Indemnified Persons in writing of its intention to do so within [*] of receiving notice of a claim from the Indemnified Persons, and (c) that the Indemnifying Party shall diligently contest the claim (clauses a, b and c hereof, the “Litigation Conditions”).  The Indemnified Person may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any resulting appeal.  At the Indemnifying Party’s expense, the Indemnified Person shall reasonably cooperate in good faith with it at all times during the pendency of the claim or lawsuit including, without limitation, promptly providing all available information and documents concerning the claim that are in the Indemnified Person’s possession.  The Indemnifying Party shall not have, or shall lose, as applicable, the right to control the investigation, trial, defense and settlement of such lawsuit or action in the event that any of the Litigation Conditions are not, or are no longer, met, as applicable.  An Indemnified Person’s consent shall be required in the event that any proposed compromise or settlement under this indemnification (i) includes a finding or admission of any violation of any law by such Indemnified Person, or (ii) requires the payment of any money by the Indemnified Person, or (iii) requires the Indemnified Person to take, or to forebear taking, any action, or (iv) does not provide for a complete release by such third party claimant of the Indemnified Person.

8)             IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO THE LOSS OF OPPORTUNITY, OR LOSS OF REVENUE OR PROFIT HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF THE OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9)             Subject to Paragraph 10 hereof, Dermira shall only have the right to assign this letter agreement to a third party in connection with an assignment of the Rose U-Dermira License Agreement arising from (a) a merger, consolidation or reorganization of Dermira or a sale of all or substantially all of the assets of Dermira (an “Acquisition Transaction”), or (b) a sale of all or substantially all of the assets of Dermira to which the Rose U-Dermira License Agreement relates (an “Assignment Transaction”), and Dermira agrees that it shall so assign this letter agreement in any such scenario where the Rose U-Dermira License Agreement has been assigned, provided that, in the case of an Assignment Transaction, (i) Dermira shall

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not be relieved of its obligations under this letter agreement but shall be jointly and severally liable with the assignee hereunder, and (ii)[*].  Any further assignments from Dermira or a subsequent assignee to a different third party assignee shall only be made in accordance with Paragraph 9 hereof, and, following an Assignment Transaction, Dermira shall continue not to be relieved of its obligations under this letter agreement but shall be jointly and severally liable with its assignee and any such further assignees hereunder.  Any assignment or transfer or attempted assignment or transfer of this letter agreement made in contravention of the terms of this Paragraph shall be null, void and without effect.  Subject to the foregoing, this letter agreement shall be binding on and inure to the benefit of Dermira’s respective successors and permitted assigns.

10)      Providing that the [*] Payment has not yet been made, until the [*] anniversary of the date hereof, Dermira shall use Commercially Reasonable Efforts to develop and commercialize a Licensed Product, whether by itself, through an Affiliate, or a through a Designated Sublicensee.  In the event that Stiefel reasonably believes Dermira is not using such Commercially Reasonable Efforts, Dermira and Stiefel shall meet to discuss the issue.  In the event that Dermira and Stiefel cannot reach resolution on such matter, Dermira and Stiefel agree to engage in a dispute resolution process equivalent to that set forth Article 10 of the License and Post-Termination Agreement.  Dermira and Stiefel agree that the result of such dispute resolution process by binding arbitration (but not pursuant to the negotiation in Section 10.2 or the non-binding mediation in Section 10.3, through which resolution Dermira and Stiefel may mutually agree as they choose) shall be limited to a finding by the arbitrator that either (a) Dermira owes Stiefel (i) none, (ii) all or (iii) some portion to be decided by the arbitrator of the [*] Payment, or that (b) the license grant to Rose U in the License and Post-Termination Agreement shall (i) be converted into a non-exclusive license such that Stiefel may license the Stiefel Data to other parties of its choice or (ii) shall remain in place with no change.  In the License and Post-Termination Agreement executed as the date hereof, Rose U is agreeing to such possibility of the conversion of the license grant to Rose U from “exclusive (except as to Stiefel and its Affiliates)” to “non-exclusive” as set forth in this Paragraph 10.  For the purposes of this Paragraph 10, “Commercially Reasonable Efforts” means efforts that, taken together, would constitute a reasonable level of effort by [*] to develop and commercialize in a [*] manner, one of such company’s [*] giving full consideration to all [*] .

11)      This letter agreement shall terminate upon any termination of the Rose U-Dermira License Agreement, unless such termination was effected by the acquisition of Rose U by Dermira or an Affiliate thereof, or unless, in a series of related transactions, Dermira’s [*] program related to the Rose U-Dermira License Agreement has been substantially divested and this letter agreement is terminated and not assigned in conjunction therewith and a new license agreement has been entered into by and between the assignee of Dermira’s [*] program related to the Rose U-Dermira License Agreement and Rose U, in either of which case this letter agreement shall not terminate. Notwithstanding the foregoing, paragraphs numbered 6, 7, 8, and this Paragraph 11 shall survive any termination of this letter agreement, and provided that Dermira’s obligations under Paragraph 5, 9 and 10 shall survive any termination of this letter agreement but only if the [*] Payment or payment obligation in Paragraph 9 or 10 accrued prior to termination but was not received by Stiefel prior to termination.

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If you are in agreement with the foregoing, kindly sign and date this letter where indicated below and return an executed copy to me at your convenience.

Very truly yours,

/s/ Tom Wiggans
Tom Wiggans

Chief Executive Officer

The foregoing is hereby agreed to

Stiefel Laboratories, Inc.

By:	/s/ Justin T. Huang

Name:	Justin T. Huang

Title:	Assistant Secretary

Date:	4/26/13

[SIGNATURE PAGE TO DERMIRA — STIEFEL LETTER AGREEMENT]

APPENDIX C

STIEFEL SIDE LETTER

(ATTACHED)